Exhibit 99.2
Item 8: Financial Statements and Supplementary Data

Management’s Report on Internal Control Over Financial Reporting
Rohm and Haas Company’s (the “Company’s”) management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Rohm and Haas Company’s management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework (COSO). Based on our assessment, management has concluded that, as of December 31, 2007, the Company’s internal control over financial reporting was effective based on those criteria.
The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, has issued an attestation report on the Company’s internal controls over financial reporting, which is included in this Annual Report on Form 10-K.

/s/ Raj L. Gupta	/s/ Jacques M. Croisetiere

Raj L. Gupta	Jacques M. Croisetiere
Chairman, President and Chief Executive Officer	Executive Vice-President and Chief Financial Officer
February 21, 2008

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Rohm and Haas Company:
In our opinion, the consolidated financial statements listed in the index appearing under Item 8 present fairly, in all material respects, the financial position of Rohm and Haas Company and its subsidiaries at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 8 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
As discussed in Notes 7, 9, and 23 to the consolidated financial statements, the Company adopted a new financial accounting standard for uncertain tax positions during 2007 and new financial accounting standards for defined benefit pension and other postretirement plans and share-based compensation during 2006.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 21, 2008, except with respect to our opinion on the consolidated financial statements, insofar as it relates to the “Reclassifications and Revisions” section (Note 1) and segments (Note 8), for which the date is June 6, 2008

Rohm and Haas Company and Subsidiaries
Consolidated Statements of Operations

For the years ended December 31,	2007	2006	2005

(in millions, except per share amounts)
Net sales	$8,897	$8,230	$7,885
Cost of goods sold	6,430	5,747	5,512

Gross profit	2,467	2,483	2,373
Selling and administrative expense	1,091	1,041	1,008
Research and development expense	296	286	262
Interest expense	120	94	117
Amortization of intangibles	57	56	55
Restructuring and asset impairments	28	27	98
Pension judgment	65	—	—
Loss on early extinguishment of debt	—	—	17
Share of affiliate earnings, net	22	10	9
Other (income), net	(48)	(53)	(43)

Earnings from continuing operations before income taxes, and minority interest	880	1,042	868
Income taxes	206	274	242
Minority interest	14	13	10

Earnings from continuing operations	660	755	616

Discontinued operations:
Net earnings (loss) of discontinued lines of business, net of income tax (benefit) expense of $(2), $14, and $(16) in 2007, 2006 and 2005, respectively	1	(20)	21

Net earnings	661	735	637

Basic earnings per share (in dollars):
From continuing operations	$3.17	$3.45	$2.78
Income (loss) from discontinued operation	0.01	(0.09)	0.09

Net earnings per share	$3.18	$3.36	$2.87

Diluted earnings per share (in dollars):
From continuing operations	$3.12	$3.41	$2.75
Income (loss) from discontinued operation	0.01	(0.09)	0.10

Net earnings per share	$3.13	$3.32	$2.85

Weighted average common shares outstanding — basic	207.8	218.9	221.9
Weighted average common shares outstanding — diluted	211.0	221.2	223.9
See Notes to Consolidated Financial Statements

Rohm and Haas Company and Subsidiaries
Consolidated Statements of Cash Flows

For the years ended December 31,	2007	2006	2005

(in millions)
Cash Flows from Operating Activities
Net earnings	$661	$735	$637
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Gain) loss on disposal of business, net of income taxes	(1)	16	1
Loss (gain) on sale of assets	3	7	(12)
Provision for allowance for doubtful accounts	5	6	11
Provision for LIFO reserve	43	7	26
Benefit from deferred taxes	(75)	(37)	(66)
Asset impairments	18	2	79
Depreciation	412	407	422
Amortization of finite-lived intangibles	57	58	59
Pension judgment	65	—	—
Share-based compensation	49	48	50
Loss on extinguishment of debt	—	—	17
Premium paid on debt retirement	—	(6)	(46)
Changes in assets and liabilities
Accounts receivable	(266)	(30)	(123)
Inventories	18	(161)	(55)
Prepaid expenses and other current assets	(36)	3	8
Accounts payable and accrued liabilities	22	(12)	4
Federal, foreign and other income taxes payable	23	(96)	89
Payments to fund US pension plans	—	(137)	(125)
Other, net	(35)	30	(29)

Net cash provided by operating activities	963	840	947

Cash Flows from Investing Activities
Acquisitions of businesses affiliates and intangibles, net of cash received	(117)	(46)	(20)
Proceeds from disposal of business, net	15	256	—
Decrease in restricted cash	—	1	45
Proceeds from the sale of land, buildings and equipment	17	12	24
Capital expenditures for land, buildings and equipment	(417)	(404)	(333)
(Payments) proceeds to settle derivative contracts	(67)	(22)	31

Net cash used by investing activities	(569)	(203)	(253)

Cash Flows from Financing Activities
Proceeds from issuance of long-term debt	1,394	23	70
Repayments of long-term debt	(441)	(182)	(411)
Purchase of common stock	(1,462)	(264)	(273)
Tax benefit on stock options	8	8	—
Proceeds from exercise of stock options	46	74	82
Net change in short-term borrowings	11	(8)	49
Payment of dividends	(303)	(283)	(250)

Net cash used by financing activities	(747)	(632)	(733)

Net (decrease) increase in cash and cash equivalents	(352)	5	(39)
Effect of exchange rate changes on cash and cash equivalents	25	22	(20)
Cash and cash equivalents at the beginning of the year	593	566	625

Cash and cash equivalents at the end of the year	$265	$593	$566

Supplemental Cash Flow Information

Cash paid during the year for:
Interest, net of amounts capitalized	$117	$109	$147
Income taxes, net of refunds received	230	381	251
See Notes to Consolidated Financial Statements

Rohm and Haas Company and Subsidiaries
Consolidated Balance Sheets

December 31,	2007	2006

(in millions, except share data)
Assets
Cash and cash equivalents	$265	$593
Restricted cash	3	3
Receivables, net	1,977	1,570
Inventories	1,024	984
Prepaid expenses and other current assets	258	254
Current assets of discontinued operations	—	7

Total current assets	3,527	3,411

Land, buildings and equipment, net of accumulated depreciation	2,871	2,669
Investments in and advances to affiliates	195	112
Goodwill, net of accumulated amortization	1,668	1,541
Other intangible assets, net of accumulated amortization	1,492	1,487
Other assets	455	324
Other assets of discontinued operations	—	9

Total Assets	$10,208	$9,553

Liabilities and Stockholders’ Equity
Liabilities:
Short-term obligations	$158	$393
Trade and other payables	806	684
Accrued liabilities	889	816
Income taxes payable	17	93
Current liabilities of discontinued operations	—	2

Total current liabilities	1,870	1,988

Long-term debt	3,139	1,688
Employee benefits	760	735
Deferred income taxes	766	754
Other liabilities	312	230
Other liabilities of discontinued operations	—	5

Total Liabilities	6,847	5,400

Minority Interest	215	122

Commitments and contingencies

Stockholders’ Equity:
Preferred stock; par value - $1.00; authorized - 25,000,000 shares; issued - no shares	—	—
Common stock; par value - $2.50; authorized - 400,000,000 shares; issued - 242,078,349 shares	605	605
Additional paid-in capital	2,147	2,214
Retained earnings	2,569	2,218

	5,321	5,037
Treasury stock at cost (2007 - 46,227,211 shares; 2006 - 23,239,920 shares)	(1,918)	(608)
ESOP shares (2007 - 7,995,877 shares; 2006 - 8,585,684 shares)	(75)	(82)
Accumulated other comprehensive loss	(182)	(316)

Total Stockholders’ Equity	3,146	4,031

Total Liabilities and Stockholders’ Equity	$10,208	$9,553

See Notes to Consolidated Financial Statements

Rohm and Haas Company and Subsidiaries
Consolidated Statements of Stockholders’ Equity
For the years ended December 31, 2007, 2006, and 2005

	Number of				Number of
	Shares of				Shares of			Accumulated
	Common		Additional		Treasury			Other	Total	Total
	Stock	Common	Paid-in	Retained	Stock	Treasury		Comprehensive	Stockholders’	Comprehensive
(in millions, except share amounts in thousands)	Outstanding	Stock	Capital	Earnings	Outstanding	Stock	ESOP	Income (Loss)	Equity	Income

2005
Balance January 1, 2005	225,261	$605	$2,062	$1,370	16,818	$(166)	$(94)	$(80)	$3,697
Net earnings				637					637	$637
Current period changes in fair value, net of taxes of ($4)								7	7	7
Reclassification to earnings, net of taxes of ($1)								2	2	2
Cumulative translation adjustment, net of taxes of $5								(13)	(13)	(13)
Change in minimum pension liability, net of taxes of $1								(21)	(21)	(21)

Total comprehensive income										$612

Repurchase of common stock	(5,974)				5,974	(273)			(273)
Common stock issued:
Stock-based compensation	2,676		90		(2,676)	30			120
ESOP							6		6
Tax benefit on ESOP				5					5
Common dividends ($1.12 per share)				(250)					(250)

Balance December 31, 2005	221,963	$605	$2,152	$1,762	20,116	$(409)	$(88)	$(105)	$3,917

2006
Net earnings				735					735	$735
Current period changes in fair value, net of taxes of ($5)								10	10	10
Reclassification to earnings, net of taxes of $6								(11)	(11)	(11)
Cumulative translation adjustment, net of taxes of $8								(2)	(2)	(2)
Change in minimum pension liability, net of taxes of ($11)								35	35	35

Total comprehensive income										$767

Adjustment to initially apply FASB Statement No. 158, net of tax of $127								(243)	(243)
Repurchase of common stock	(5,697)				5,697	(264)			(264)
Common stock issued:
Stock-based compensation	2,573		62		(2,573)	65			127
ESOP							6		6
Tax benefit on ESOP				4					4
Common dividends ($1.28 per share)				(283)					(283)

Balance December 31, 2006	218,839	$605	$2,214	$2,218	23,240	$(608)	$(82)	$(316)	$4,031

2007
Cumulative Transition Adjustment for FIN 48				(9)					(9)
Net earnings				661					661	$661
Current period changes in fair value, net of taxes of $1								1	1	1
Reclassification to earnings, net of taxes of $(3)								(5)	(5)	(5)
Cumulative translation adjustment, net of taxes of $(21)								17	17	17

Prior service credit, net, from pension plan amendments arising during period, net of taxes of $18								41	41	41
Net actuarial gain on pension and postretirement plans arising during period, net of taxes of $28								62	62	62
Amortization of net actuarial loss for pension and postretirement plans, net of taxes of $8								18	18	18

Total comprehensive income										$795

Repurchase of common stock	(24,747)		(99)		24,747	(1,363)			(1,462)
Common stock issued:
Stock-based compensation	1,760		32		(1,760)	53			85
ESOP							7		7
Tax benefit on ESOP				2					2
Common dividends ($1.44 per share)				(303)					(303)

Balance December 31, 2007	195,852	$605	$2,147	$2,569	46,227	$(1,918)	$(75)	$(182)	$3,146

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1: Organization and Summary of Significant Accounting Policies
Nature of Business
Rohm and Haas Company was incorporated in 1917 under the laws of the State of Delaware. Our shares are traded on the New York Stock Exchange under the symbol “ROH.” We are a leading specialty materials company that leverages science and technology in many different forms to design materials and processes that enable the products of our customers to work. We serve many different market places, the largest of which include: building and construction, electronics, packaging and paper, industrial and other, transportation, household and personal care, water and food. To serve these markets, we have significant operations in approximately 96 manufacturing and 35 research facilities in 27 countries. We have approximately 15,710 employees working for us worldwide.
Use of Estimates
Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In accordance with GAAP, we are required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements and accompanying notes. Actual results could differ from these estimates.
Reclassifications and Revisions
Certain reclassifications have been made to prior year amounts to conform to the current year presentation.
During the first quarter of 2008, we discovered an error in the determination of the impact of foreign exchange rates on short term debt and cash and cash equivalents related to the presentation of these items in the statement of cash flows. We have corrected the error and revised the results of cash from financing activities and the foreign exchange impact on cash for the years ended December 31, 2007, 2006, and 2005. The impact of this error was a decrease of $97 million, a decrease of $42 million and an increase of $41 million in the years ended December 31, 2007, 2006 and 2005, respectively, in both the net cash used by financing activities and the effect of exchange rates on cash and cash equivalents. This error has no impact on our results of operations, statement of financial position, or operating cash flows.
Principles of Consolidation
Our Consolidated Financial Statements include the accounts of our company and subsidiaries. We consolidate all entities in which we have a controlling ownership interest. All of our significant entities are consolidated. We have no significant contractual requirements to fund losses of unconsolidated entities. Also in accordance with Financial Accounting Standards Board Interpretation No. 46R, “Consolidation of Variable Interest Entities,” we consolidate variable interest entities in which we bear a majority of the risk to the potential losses or gains from a majority of the expected returns.
We are the primary beneficiary of a joint venture deemed to be a variable interest entity. Each joint venture partner holds several equivalent variable interests, with the exception of a royalty agreement held exclusively between the joint venture and us. In addition, the entire output of the joint venture is sold to us for resale to third party customers. As the primary beneficiary, we consolidated the joint venture’s assets, liabilities, and results of operations in our Consolidated Financial Statements.
We hold a variable interest in another joint venture, which we account for under the equity method of accounting. The variable interest relates to a cost-plus arrangement between the joint venture and each joint venture partner. We have determined that Rohm and Haas is not the primary beneficiary and therefore have not consolidated the entity’s assets, liabilities, and results of operations in our Consolidated Financial Statements. The entity provides manufacturing services to us and the other joint venture partner, and has been in existence since 1999. As of December 31, 2007, our investment in the joint venture was approximately $57 million, representing our maximum exposure to loss.
We use the equity method to account for our investments in companies in which we have the ability to exercise significant influence over operating and financial policies, generally 20-50% owned. Accordingly, our consolidated net earnings or loss include our share of the net earnings or loss of these companies.

We account for our investments in other companies that we do not control and for which we do not have the ability to exercise significant influence, which are generally less than 20%, under the cost method. In accordance with the cost method, the assets are recorded at cost or fair value, as appropriate.
All significant intercompany accounts, transactions and unrealized profits and losses are eliminated appropriately in consolidation from our financial results.

Foreign Currency Translation
We translate foreign currency amounts into U.S. dollars in accordance with GAAP. The majority of our operating subsidiaries in regions other than Latin America use the local currency as their functional currency. We translate the assets and liabilities of those entities into U.S. dollars using the appropriate exchange rates. We translate revenues and expenses using the average exchange rates for the reporting period. Translation gains and losses are recorded in accumulated other comprehensive income (loss), net of taxes, except for foreign subsidiaries where earnings are permanently reinvested outside the U.S.
For entities that continue to use the U.S. dollar as their functional currency, we remeasure land, buildings and equipment, accumulated depreciation, inventories, goodwill and intangibles and accumulated amortization at their respective historical rates of exchange. We remeasure all other assets and liabilities using the appropriate exchange rates at the end of period. Revenue, cost of goods sold and operating expenses other than depreciation and amortization are translated using the average rates of exchange for the reporting period.
Foreign exchange gains and losses, including recognition of open foreign exchange contracts, are credited or charged to income.
Cost of Goods Sold
Cost of goods sold as reported in the Consolidated Statements of Operations includes inbound freight charges, purchasing and receiving costs, inspection costs, internal transfer costs, and other distribution network charges.
Revenue Recognition
We recognize revenue when the earnings process is complete. This occurs when products are shipped to or received by the customer in accordance with the terms of the agreement, title and risk of loss have been transferred, collectibility is probable and pricing is fixed or determinable. The exception to this practice is for sales made under supplier-owned and managed inventory (“SOMI”) arrangements. We recognize revenue for inventory sold under SOMI arrangements when usage of inventory is reported by the customer, generally on a weekly or monthly basis. Revenues from product sales are recorded net of applicable allowances.
Customer payments received in advance are recorded as deferred revenue and recognized into income upon completion of the earnings process. We account for cash sales incentives as a reduction to revenue. Certain of our customers earn cash incentive rebates when their cumulative annual purchases meet specified measurement targets per the terms of their individual agreement. We record these rebate incentives as a reduction to revenue based on the customers’ progress against the specified measurement target. Non-cash sales incentives, such as product samples, are recorded as a charge to selling and administrative expense at the time of shipment.
Amounts billed to customers for shipping and handling fees are included in net sales, and costs we have incurred for the delivery of goods are classified as cost of goods sold in the Consolidated Statements of Operations.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable result from the sale of goods or services with terms that provide for future payment. They are created when an invoice is generated and are reduced by payments. We record an allowance for doubtful accounts as a best estimate of the amount of probable credit losses in our existing accounts receivable. We consider factors such as customer credit, past transaction history with the customer, and changes in customer payment terms when determining whether the collection of an invoice is reasonably assured. We review our allowance for doubtful accounts monthly. Past due balances over 90 days and over a specified amount are reviewed individually for collectibility. Receivables are charged off against the allowance for doubtful accounts when we feel it is probable the receivable will not be recovered.
Earnings Per Share
We use the weighted-average number of shares outstanding to calculate basic earnings per share. Diluted earnings per share include the dilutive effect of share-based compensation, such as stock options and restricted stock.
Cash and Cash Equivalents
Cash and cash equivalents include cash, time deposits and readily marketable securities with original maturities of three months or less.

Inventories
Our inventories are stated at the lower of cost or market. Approximately 41% of our inventory is determined by the last-in, first-out (LIFO) method. The remainder is determined by the first-in, first-out (FIFO) method.
Land, Buildings and Equipment, and Accumulated Depreciation
The value of our land, buildings and equipment is carried at cost less accumulated depreciation. The principal lives (in years) used in determining depreciation rates of various assets are: buildings and improvements (10-50); machinery and equipment (5-20); automobiles, trucks and tank cars (3-10); furniture and fixtures, laboratory equipment and other assets (5-10); capitalized software (5-7); capitalized interest (11). The principle life used in determining the depreciation rate for leasehold improvements is the years remaining in the lease term or the useful life (in years) of the asset, whichever is shorter. These assets are depreciated over their estimated useful lives using straight-line methods. Construction costs, labor and applicable overhead related to construction and installation of these assets are capitalized. Expenditures for additions and improvements that extend the lives or increase the capacity of plant assets are capitalized. Maintenance and repair costs for these assets are expensed as incurred. Repair and maintenance costs associated with planned major maintenance activities are expensed as incurred and are included in cost of goods sold. Replacements and betterment costs are capitalized. The cost and related accumulated depreciation of our assets are removed from the accounting records when they are retired or disposed.
Capitalized Software
We capitalize certain costs, such as software coding, installation and testing, that are incurred to purchase or create and implement internal use computer software in accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” The majority of our capitalized software relates to the implementation of our enterprise resource planning system, which was completed in 2004.
Goodwill and Indefinite-Lived Intangible Assets
We consider this to be one of the critical accounting estimates used in the preparation of our Consolidated Financial Statements. We believe the current assumptions and other considerations used to value goodwill and indefinite-lived intangible assets to be appropriate. However, if actual experience differs from the assumptions and considerations used in our analysis, the resulting change could have a material adverse impact on the consolidated results of operations and statement of position.
In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill is assigned to reporting units, which may be one level below our operating segments. Goodwill is assigned to the reporting unit that benefits from the synergies arising from each particular business combination. Goodwill and indefinite-lived intangible assets are reviewed annually, or more frequently, if changes in circumstances indicate the carrying value may not be recoverable. To test for recoverability, we typically utilize discounted estimated future cash flows to measure fair value for each reporting unit. This calculation is highly sensitive to both the estimated future cash flows of each reporting unit and the discount rate assumed in these calculations. Our annual impairment review is as of May 31.
During 2007, 2006 and 2005, the annual impairment review was completed without the identification of any impairments.
Impairment of Long-Lived Assets
We consider this to be one of the critical accounting estimates used in the preparation of our Consolidated Financial Statements. We believe the current assumptions and other considerations used to evaluate the carrying value of long-lived assets to be appropriate. However, if actual experience differs from the assumptions and considerations used in our estimates, the resulting change could have a material adverse impact on the consolidated results of operations and statement of position.
Our long-lived assets, other than goodwill and indefinite-lived intangible assets, which are discussed above, include land, buildings, equipment, long-term investments, and other intangible assets. Long-lived assets, other than investments, goodwill and indefinite-lived intangible assets, are depreciated over their estimated useful lives, and are reviewed for impairment whenever changes in circumstances indicate the carrying value of the asset may not be recoverable. Such circumstances would include events such as a significant decrease in the market price of a long-lived asset, a significant adverse change in the manner the asset is being used or planned to be used or in its physical condition or a history of operating or cash flow losses associated with the use of the asset. In addition, changes in the expected useful life of these long-lived assets may also be an impairment indicator. When such events or changes occur, we assess the recoverability of the asset by comparing the carrying value of the asset to the expected future undiscounted cash flows associated with the asset’s planned future use and eventual disposition of the asset, if applicable. If the carrying value of the asset is not determined to be recoverable, we estimate the fair value of the asset primarily from discounted future cash flows expected to result from the use of the asset and compare that to the carrying value of the asset. We utilize marketplace assumptions to calculate the discounted cash flows used in determining the asset’s fair value. If the carrying value is greater than the fair value, an impairment loss is recorded. In some circumstances the carrying value may be appropriate; however, the event that triggered the review of the asset may indicate a revision to the useful life of the asset. In such cases, we will accelerate depreciation to match the revised useful life of the asset.
The key variables that we must estimate include assumptions regarding sales volume, selling prices, raw material prices, labor and other benefit costs, capital additions, assumed discount rates and other economic factors. These variables require significant management judgment and include inherent uncertainties since they are forecasting future events. If such assets are considered impaired, an impairment loss is recognized equal to the amount by which the asset’s carrying value exceeds its fair value.
The fair values of our long-term investments are dependent on the financial performance and solvency of the entities in which we invest, as well as volatility inherent in their external markets. In assessing potential impairment for these investments, we consider these factors as well as the forecasted financial performance of the investment entities. If these forecasts are not met, we may have to record impairment charges.
Research and Development
Research and development costs include costs in connection with new product development, fundamental and exploratory research, process improvement, product applications research and product registration and technical support of current technology. We expense all research and development costs as incurred.
Litigation and Environmental Contingencies and Reserves
We consider this to be one of the critical accounting estimates used in the preparation of our Consolidated Financial Statements. We are involved in litigation in the ordinary course of business involving employee, personal injury, property damage and environmental matters. Additionally, we are involved in environmental remediation and spend significant amounts for both company-owned and third party locations. In accordance with GAAP, we are required to assess these matters to: 1) determine if a liability is probable; and 2) record such a liability when the financial exposure can be reasonably estimated. The determination and estimation of these liabilities are critical to the preparation of our financial statements. We have provided for future costs, on an undiscounted basis, at certain of these sites. Accruals for estimated losses from environmental remediation obligations generally are recognized at the point during the remedial feasibility study when costs become probable and estimable. We do not accrue for legal costs expected to be incurred with a loss contingency.
In reviewing such matters, we consider a broad range of information, including the claims, demands, settlement offers received from governmental authorities or private parties, estimates performed by independent third parties, identification of other responsible parties and an assessment of their ability to contribute as well as our prior experience, to determine if a liability is probable and if the value is reasonably estimable. If both of these conditions are met, we record a reserve. These reserves include liabilities expected to be paid out within the next 10 years. If we believe that no best estimate exists, we accrue the minimum in a range of possible losses, and disclose any material, reasonably possible, additional losses. If we determine a liability to be only reasonably possible, we consider the same information to estimate the possible exposure and disclose any material potential liability. In addition, estimates for liabilities to be incurred between 11 to 30 years in the future are also considered only reasonably possible because the chance of a future event occurring is more than remote but less than probable. These loss contingencies are monitored regularly for a change in fact or circumstance that would require an accrual adjustment.
Our most significant reserves have been established for remediation and restoration costs associated with environmental issues. As of December 31, 2007, we have $150 million reserved for environmental related costs. We conduct studies and site surveys to determine the extent of environmental contamination and necessary remediation. With the expertise of our environmental engineers and legal counsel we determine our best estimates for remediation and restoration costs. These estimates are based on forecasts of future costs for remediation and change periodically as additional and better information becomes available. Changes to assumptions and considerations used to calculate remediation reserves could materially affect our results of operations. If we determine that the scope of remediation is broader than originally planned, discover new contamination, discover previously unknown sites or become subject to related personal injury or property damage claims, our estimates and assumptions could materially change.
We believe the current assumptions and other considerations used to estimate reserves for both our environmental and other legal liabilities are appropriate. These estimates are based in large part on information currently available and the current laws and regulations governing these matters. If additional information becomes available, there are changes to the laws or regulations or actual experience differs from the assumptions and considerations used in estimating our reserves, the resulting change could have a material impact on the consolidated results of operations and statement of position.
Income Taxes
We consider this to be one of the critical accounting estimates used in the preparation of our Consolidated Financial Statements. We believe the current assumptions and other considerations used to determine our current year and deferred income tax provisions to be appropriate. However, if actual experience differs from the assumptions and considerations used, the resulting change could have a material impact on the consolidated results of operations and statement of position.
We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the estimated future consequences of temporary differences between the financial statement carrying value of assets and liabilities and their values as measured by tax laws. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.
Retirement Benefits
We consider this to be one of the critical accounting estimates used in preparation of our Consolidated Financial Statements. We believe the assumptions and other considerations used to determine our pension and postretirement benefit obligations to be appropriate. However, if actual experience differs from the assumptions and considerations used, the resulting change could have a material impact on the consolidated results of operations and statement of position.
We adopted the recognition provisions of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” for the fiscal year ended December 31, 2006. SFAS No. 158 requires employers to recognize the overfunded or underfunded projected benefit obligation of a defined benefit plan as an asset or liability in the statement of financial position. SFAS No. 158 also requires employers to recognize annual changes in gains or losses, prior service costs, or other credits that have not been recognized as a component of net periodic pension cost, net of tax, through accumulated other comprehensive loss. As a result of the adoption of the recognition provisions of SFAS No. 158, we have recorded a $245 million increase to Accumulated other comprehensive loss in December 31, 2006 in Stockholders’ Equity.
Treasury Stock
Treasury stock consists of shares of Rohm and Haas stock that have been issued but subsequently reacquired. We account for treasury stock purchases under the cost method. In accordance with the cost method, we account for the entire cost of acquiring shares of our stock as treasury stock, which is a contra equity account. When these shares are reissued, we use an average cost method for determining cost. Proceeds in excess of cost are credited to additional paid-in capital.
Share-Based Compensation
We consider this to be one of the critical accounting estimates used in the preparation of our Consolidated Financial Statements. We have various share-based compensation plans for directors, executives and employees, which are comprised primarily of restricted stock, restricted stock units and stock option grants. Prior to 2003, we accounted for these plans under APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Accordingly, no compensation expense was recognized prior to 2003 for stock options.
Effective January 1, 2003, we adopted the fair value method of recording share-based compensation as defined in SFAS No. 123, “Accounting for Stock-Based Compensation.” As a result, we began to expense the fair value of stock options awarded to employees after January 1, 2003. The fair value is calculated using the Black-Scholes pricing model as of the grant date and is recorded as compensation expense over the appropriate vesting period, which is typically three years. We also calculate and record the fair value of our restricted stock awards in accordance with SFAS No. 123. Compensation expense is recognized over the vesting period, which is typically five years. Our policy is to issue treasury stock, not cash, to settle equity instruments granted under share-based payment agreements.
In December 2004, the Financial Accounting Standards Board (FASB) amended SFAS No. 123. This Statement supersedes APB No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. This Statement eliminates the prospective option we have applied under SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure,” and requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first interim or annual period after June 15, 2005. Due to the fact that the majority of our options issued prior to January 1, 2003, the date we adopted SFAS No. 123, vested as of June 15, 2005, the revised computations did not have a material impact on our financial statements.
Accounting for Derivative Instruments and Hedging Activities
We use derivative and non-derivative instruments to manage market risk arising out of changes in interest rates, foreign exchange rates, commodity prices and the U.S. dollar value of our net investments outside the U.S. These instruments are accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended.
We have established policies governing our use of derivative instruments. We do not use derivative instruments for trading or speculative purposes, nor are we a party to any leveraged derivative instruments or any instruments for which the fair market values are not available from independent third parties. We manage counter-party default risk by entering into derivative contracts with only major financial institutions of investment grade credit rating and by limiting the amount of exposure to each financial institution. Certain of our derivative instruments contain credit clauses giving each party the right to settle at market if the other party is downgraded below investment grade.
The accounting standards require that all derivative instruments be reported on the balance sheet at their fair values. For derivative instruments designated as fair value hedges, changes in the fair value of the derivative instruments generally offset the changes in fair value of the hedged items in the Consolidated Statements of Operations. For derivative instruments designated as cash flow hedges to reduce the variability of future cash flows related to forecasted transactions, the effective portions of hedges are recorded in accumulated other comprehensive income (loss) until the hedged items are realized and recorded in earnings. When cash flow hedges are terminated early but the underlying hedged forecast transactions are likely to occur, related gains or losses are deferred in accumulated other comprehensive income (loss) until the hedged items occur. Any ineffective portions of the hedges are recognized in current period earnings.
Changes in the value of derivative or non-derivative instruments, which are designated as, and meet all of the criteria for, hedges of net investments are recorded in accumulated other comprehensive income (loss) based on changes measured on a spot-to-spot basis of exchange rates. Ineffective portions of net investment hedges are charged to earnings.
Changes in the fair values are immediately recorded in current period earnings if derivative instruments were not designated as hedges or fail to meet the criteria as effective hedges.
Cash flows resulting from our hedging activities are reported under operating activities in our Consolidated Statements of Cash Flows, except for cash flows from derivatives hedges of net investments in foreign subsidiaries and derivatives not accounted for as hedges under SFAS No. 133, which are reported separately under investing activities.
Note 2: Acquisitions and Dispositions of Assets
2007
On January 4, 2007, we completed the formation of Viance, LLC, a joint venture owned 50% by Rohm and Haas and 50% by Chemical Specialties, Inc. (CSI), a wholly owned subsidiary of Rockwood Holdings, Inc. Rohm and Haas paid CSI $73 million to create the new company, which combines the wood biocides business of Rohm and Haas and the wood protection chemicals business of CSI. The results of this joint venture are included in our Performance Materials Group segment as an equity method investment.
On June 15, 2007, we acquired the net assets of Eastman Kodak Company’s light management films technology business, which produces advanced films that improve the brightness and efficiency of liquid crystal displays (LCD). Of the $40 million purchase price, $9 million was allocated to intangible assets, primarily consisting of developed technology, and we recorded a charge of $3 million for acquired in-process research and development, for which technological feasibility had not yet been established, which is included in restructuring and asset impairments in the Consolidated Statement of Operations. The remainder of the purchase price was allocated to the tangible net assets acquired. The proforma results for the years ended December 31, 2007 and 2006, respectively, would not be material to the Rohm and Haas Consolidated Statements of Operations for those respective periods. The results of operations of the light management films business are included in the Display Technologies segment of our Electronic Materials Group as of the second quarter of 2007.
On November 30, 2007, we acquired a 51% ownership interest in a joint venture formed with SKC, Co. Ltd. (“SKC”) that will develop, manufacture and market advanced optical and functional films used in the flat panel display industry. The purchase price for our controlling interest in the joint venture was approximately $196 million. As part of the purchase price allocation, $22 million was allocated to definite-lived intangible assets, consisting of licensed technology of $6 million, with a useful life of 3 to 4 years, and customer relationships of $16 million, with a useful life of 7 years, and , in addition, we recorded a charge of $1 million for acquired in-process research and development, for which technological feasibility had not yet been established, which is included in restructuring and asset impairments in the Consolidated Statement of Operations. The purchase agreement requires a contingent payment based upon the achievement of certain target financial thresholds. Based upon the joint venture’s actual achievement of these thresholds, we have recorded a $15 million contingent payment in Accrued Liabilities as of December 31, 2007, which will be paid in the first quarter of 2008. The $15 million is included in the purchase price disclosed above. We expect to finalize our purchase accounting adjustments by the end of the first quarter of 2008, as the audit of the closing balance sheet is not yet complete. The results of operations of the new joint venture are included in the Display Technologies segment of our Electronic Materials Group as of the fourth quarter of 2007.
The following table presents the purchase price allocation of our SKC joint venture:

November 30,
(in millions)	2007

Current assets, including cash acquired of $2 million	$288

Land, buildings and equipment, net	74
Goodwill	95
Intangible assets	22
In-process research and development	1
Deferred tax benefits	11

Other	2

Total assets acquired	$493

Current liabilities	$194

Deferred tax liabilities	11

Other long-term liabilities	11

Other liabilities	22

Total liabilities acquired	$216

Minority interest acquired	$81

Included in current liabilities above are Notes Payable totaling $145 million which matured and were paid off by the joint venture on December 4, 2007.
The following table represents the pro forma results as if the formation of the SKC Haas joint venture had occurred on January 1, 2006:

(in millions, except per share amounts)	2007	2006

Net sales	$215	$207
Net (loss) earnings	(6)	3
Earnings per share –
Basic	(0.03)	0.01
Diluted	$(0.03)	$0.01
The unaudited pro forma data may not be indicative of the results that would have been obtained had the joint venture actually been formed at the beginning of each of the periods presented, nor are they intended to be indicative of future consolidated results.
2006
In the second quarter of 2006, we determined that the global Automotive Coatings business became an Asset Held for Sale and qualified for treatment as a discontinued operation. We have reflected this business as such in our financial statements for all periods presented. On October 1, 2006, we completed the sale of our global Automotive Coatings business, excluding that business’ European operations, which was previously a business within our former Coatings reporting segment. Proceeds included $230 million, in cash, plus working capital adjustments as defined in the sale agreement. In January of 2007, we paid $9 million in closing working capital adjustments. In the fourth quarter of 2006, we recorded a pre-tax gain of $1 million in the sale.
In accordance with EITF No. 93-17, “Recognition of Deferred Tax Assets for a Parent Company’s Excess Tax Basis in the Stock of a Subsidiary That is Accounted for as a Discontinued Operation,” we recorded certain tax/book basis differences resulting in the recognition of income taxes of $24 million, which is included in the net loss from discontinued operation at December 31, 2006.
In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we compared the fair value of our expected disposal asset groupings and determined that the net carrying value of one asset group was impaired by approximately $7 million pre-tax during the second quarter of 2006, which is included in the loss from the discontinued operation.
The European Automotive Coatings business’ operations were sold on June 30, 2007 for proceeds of $3 million. The sale resulted in a pre-tax loss of approximately $3 million.
The following table presents the results of operations of our Automotive Coatings discontinued operation:

(in millions)	2007	2006	2005

Net sales from discontinued operation	$14	$78	$109

(Loss) earnings from discontinued line of business	(1)	(6)	5
Income tax benefit (provision)	2	(20)	17

Net earnings (loss) from discontinued operation	$1	$(26)	$22

The following table presents the major classes of assets and liabilities of our Automotive Coatings discontinued operation:

(in millions)	2006

Current assets of discontinued operation	$7

Land, buildings and equipment, net	3
Investments in and advances to affiliates	—
Goodwill	4
Intangible assets	1
Other	1

Other assets of discontinued operation	9

Total assets of discontinued operation	$16

Current liabilities of discontinued operation	$2

Deferred tax liabilities	2
Other long-term liabilities	3

Other liabilities of discontinued operation	5

Total liabilities of discontinued operation	$7

During the fourth quarter of 2006, we also reversed $6 million in tax reserves related to a previously disposed business resulting from the favorable resolution of prior year tax contingencies.
In the second quarter of 2006, we acquired the net assets of Floralife®, Inc. (“Floralife”), a top global provider of post-harvest care products for the floral industry based in South Carolina, for approximately $22 million. As part of the purchase price allocation, $14 million was allocated to intangible assets, primarily consisting of licensed technology and customer relationships, $3 million to net working capital, $3 million to fixed assets, $6 million to goodwill and $4 million to deferred tax liabilities. The intangible assets primarily consist of definite-lived intangible assets with useful lives ranging from 5 to 9 years. Prior to this acquisition, we had a royalty agreement with Floralife under which we paid Floralife for the use of certain technologies. The acquisition by Rohm and Haas is intended to expand the portfolio of our AgroFresh™ business to include post-harvest flowers on a global basis. The proforma results of operations for Floralife for the years ended December 31, 2007 and 2006, respectively, are not material to the Rohm and Haas Consolidated Statements of Operations for those respective periods. The results of operations for Floralife are included in our Performance Materials Group business segment as of the second quarter of 2006. In January of 2007, we sold Floralife with the exception of certain technologies we will maintain to support the Performance Materials Group. This sale resulted in an immaterial after-tax gain in January 2007.
2005
We acquired the remaining shares of three consolidated subsidiaries for $20 million in 2005. We also incurred $1 million of taxes, reported in discontinued operations, related to a previously disposed business. There were no other significant acquisitions or dispositions.
Note 3: Provision for Restructuring and Asset Impairments
Severance and employee benefit costs associated with restructuring initiatives are primarily accounted for in accordance with SFAS No. 112, “Employers’ Accounting for Postemployment Benefits.” Asset impairment charges are accounted for in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets.” The following net restructuring charges were recorded for the three years ended December 31, 2007, 2006 and 2005, respectively, as detailed below:

Restructuring and Asset Impairments

(in millions)	2007	2006	2005

Severance and employee benefits (net)	$10	$23	$19
Asset impairments, net of gains on sales	18	2	79
Other, including contract lease termination penalties	—	2	—

Amount charged to earnings	$28	$27	$98

Restructuring by Initiative

	Severance Employee Benefits			Headcount
(in millions, except headcount)	2007	2006	2005	2007	2006	2005

Initial Charge
Electronic Technologies	$3	$1	$12	51	9	194
Display Technologies	—	—	—	—	—	—

Electronic Materials Group	$3	$1	$12	51	9	194

Paint and Coatings Materials	2	6	2	15	75	19
Packaging and Building Materials	1	1	8	14	18	100
Primary Materials	—	2	—	—	17	—

Specialty Materials Group	$3	$9	$10	29	110	119

Performance Materials Group	7	6	9	82	37	220
Salt	—	5	—	9	114	—
Corporate	2	5	5	30	59	57

Total	$15	$26	$36	201	329	590

Activity during 2005			(3)			(88)
Changes in estimate			—			(4)

December 31, 2005 ending balance			$33			498
Activity during 2006		(3)	(19)		(68)	(382)
Changes in estimate		(1)	(1)		—	(33)

December 31, 2006 ending balance		$22	$13		261	83
Activity during 2007	(4)	(17)	(9)	(72)	(182)	(65)
Changes in estimate	—	(3)	(2)	(9)	(47)	(13)

Balance at December 31, 2007	$11	$2	$2	120	32	5

Restructuring reserves as of December 31, 2007 total $15 million and are included in accrued liabilities in the Consolidated Balance Sheet. The restructuring reserve balance presented is considered adequate to cover committed restructuring actions. Cash payments related to severance and employee benefits are expected to be paid over the next 12 months.
2007 Initiatives
For the year ended December 31, 2007, we recorded approximately $15 million of expense for severance and associated employee benefits, primarily associated with the elimination of 201 positions as part of our on-going efforts to reposition our business portfolio for accelerated growth by exiting non-strategic business lines, as well as to improve operating excellence through productivity initiatives in manufacturing, research and development, and business services.
Of the initial 201 positions identified, we reduced the total number of positions to be affected by these initiatives by 9 to 192 positions in total. As of December 31, 2007, 72 positions have been eliminated.

2006 Initiatives
For the year ended December 31, 2006, we recorded approximately $26 million of expense for severance and associated employee benefits associated with the elimination of 329 positions, primarily in our Paint and Coatings Materials, Performance Materials and Salt segments, concentrated in our North America, and several North American support services functions. Our management approved restructuring initiatives to implement organizational alignments to support our Vision 2010 strategy and to further improve the efficiency of our manufacturing network. The organizational alignments included a more streamlined business structure, and deployment of resources to higher growth markets. The restructuring charge resulted from efficiency initiatives in our North American Chemical and Salt businesses. The staffing reductions related to several of our manufacturing operations and were a direct result of changes in the execution of existing processes and productivity improvements, while support services staffing reductions were made possible as we continue to capitalize on the enhancements achieved through the implementation of our enterprise resource planning system. This charge was partially offset by $1 million of favorable adjustments to adequately reflect changes in estimates of remaining obligations related to severance payments within our global Graphic Arts business within our Packaging and Building Materials segment, an initiative announced in the first quarter of 2006.
During 2007, we reversed $3 million of severance and employee benefit charges related to total 2006 initiatives.
Of the initial 329 positions identified, we reduced the total number of positions by 47 to 282 positions in total. As of December 31, 2007, 250 positions have been eliminated.
2005 Initiatives
For the year ended December 31, 2005, our management approved restructuring initiatives to further improve the efficiency of our manufacturing network and support organization across several of our business segments. The 2005 restructuring initiatives involved the closing or partial shutdown of manufacturing facilities in North America, the United Kingdom and Germany, in addition to a North American research and development facility. Included in the net $19 million restructuring expense for 2005 are provisions for severance and employee benefits of $36 million for 590 employees company-wide, impacting virtually all areas including sales and marketing, manufacturing, administrative support and research personnel. Employee separation benefits varied depending on local regulations within certain foreign countries that were affected by the restructuring initiatives.
Severance and employee benefit costs related to the 2005 initiatives include $2 million for the closure of our Wytheville, VA Powder Coatings plant and subsequent consolidation of our North American Powder Coatings operations. In addition, $25 million of the charges related to the manufacturing realignments to improve operating efficiencies and reduce excess capacity across several of our chemical businesses in the European region. An additional $3 million was recorded in severance and employee benefit costs for the realignment of the Electronic Technologies segment manufacturing, research and development and sales and marketing organizations in Europe and North America in order to be closer to our customer base and to increase operating efficiencies. Lastly, $6 million in severance and employee benefit costs were incurred for several smaller reductions in force efforts within our Electronic Technologies and Packaging and Building Materials segments, and administrative support functions initiated throughout the year. In addition to severance and employee benefit costs, $1 million was recorded for contract and lease terminations.
During 2007 and 2006, we reversed $2 million and $1 million, respectively, of severance and employee benefit charges related to total 2005 initiatives. In addition, during 2006, we recorded $2 million for contract lease obligations associated with a restructuring initiative announced in the fourth quarter of 2005.
Of the initial 590 positions identified, we reduced the total number of positions to be affected by these initiatives by 50 to 540 positions in total. As of December 31, 2007, 535 positions have been eliminated.
Prior Years’ Initiatives
Offsetting the 2006 charge were favorable adjustments relating to prior year restructuring reserves of $1 million related to severance and employee benefit charges.
Offsetting the 2005 charge were favorable adjustments relating to prior years’ restructuring reserves of $17 million and $1 million, primarily related to severance and employee benefits, due to fewer employee separations than originally anticipated as some employees were re-deployed and others filled positions left vacant through natural attrition and contract lease terminations, respectively.

Asset Impairments
2007 Impairments
For the year ended December 31, 2007, we recognized approximately $24 million of fixed asset impairment charges. These impairments included the $13 million write-off within our Corporate segment of our investment in Elemica, an online chemicals e-marketplace, $5 million related to our digital imaging business line within our Performance Materials Group, a $4 million impairment of in-process research and development cost within our Display Technologies segment, comprised of $3 million and $1 million relating to the Eastman Kodak Company light management films asset acquisition and SKC Haas joint venture, respectively, and a $2 million write-down of an investment in our Electronic Technologies segment to fair market value. These charges were offset by $6 million in gains related to sales of previously impaired assets.
2006 Impairments
For the year ended December 31, 2006, we recognized approximately $3 million of fixed asset impairment charges associated with the restructuring of our global Graphic Arts business within our Packaging and Building Materials segment. This charge was offset by $1 million for sales of previously impaired assets.
In 2006, we recorded a $7 million asset impairment related to our discontinued operation. See Note 2 to the Consolidated Financial Statements for more information.
2005 Impairments
In 2005, $81 million of asset impairments were recognized for the impairment of certain finite-lived intangible assets and fixed assets across several of our chemical businesses and our Electronic Technologies segment. During 2005, gains on sales of previously impaired assets offset the total asset impairment charge by $2 million. In the fourth quarter of 2005 we recorded asset impairment charges of $40 million for certain finite-lived intangible and fixed assets, primarily related to the closure or partial shutdown of 5 manufacturing facilities in the United Kingdom and Germany, in addition to a North American research and development facility, within our Packaging and Building Materials and Electronic Technologies segments and Powder Coatings business. During 2005, we recorded an asset impairment charge of $29 million for certain finite-lived intangible and fixed assets related to certain product lines within our Packaging and Building Materials segment. These product lines have suffered dramatic declines in both volume and profitability due to recent increases in raw material costs, coupled with aggressive pricing by our competition. We determined that the significant volume declines in these product lines were not recoverable and that the related finite-lived intangibles and fixed assets were impaired. Fair value was determined based upon current business conditions, using cash flow analyses. In addition, we recognized $12 million of asset impairment charges, of which approximately $9 million related to the closing of our Wytheville, VA Powder Coatings plant, approximately $2 million related to the impairment of certain finite-lived intangible and fixed assets related to our Electronic Technologies segment, and the remaining $1 million related to several smaller fixed asset impairments.
Note 4: Other Income, Net
We recorded other income, net of $49 million, $53 million and $43 million during the years ended December 31, 2007, 2006 and 2005, respectively. The major categories of our other income, net are summarized in the following table:

(in millions)	2007	2006	2005

Royalty income	$4	$4	$3
Foreign exchange gains and related hedging	5	(16)	(8)
Interest income	18	27	17
Sales of real estate	3	3	12
Investment gains (losses)	—	4	2
Other, net	18	31	17

Total	$48	$53	$43

Note 5: Financial Instruments
We denominate our business transactions in a variety of foreign currencies, finance our operations through long- and short-term borrowings, and purchase raw materials at market prices. Accordingly, changing market prices for foreign currencies and commodities and changing interest rates materially impact our earnings, cash flows and the fair values of our assets and liabilities. Our operating and financing plans include actions to reduce, but not eliminate, the uncertainty associated with these changes including the use of derivative instruments. See Note 1 to our Consolidated Financial Statements.
Currency Hedges
We enter into foreign exchange option and forward contracts in order to reduce the risk associated with variability in our operating results from foreign-currency-denominated earnings, cash flows, assets and liabilities. We direct these hedging efforts toward three distinct currency hedging objectives:
(1)	To preserve the U.S. dollar values of anticipated non-U.S. dollar cash flows and earnings, primarily with respect to transactions forecast to occur within a one-year period;

(2)	To prevent changes in the values of assets and liabilities denominated in currencies other than the legal entity’s functional currency which may create undue earnings volatility (we refer to this hedging activity as “asset and liability hedging”); and

(3)	To hedge the dollar values of our net investments in operations outside the U.S.
During 2007, non-dollar currencies in which we transacted business were stronger, on average, compared with the prior-year period. These currencies had a $41 million favorable impact on our 2007 earnings compared with 2006, net of all currency hedging. At the beginning of 2007, the dollar was close to its strongest point for the year, and throughout 2007 it continued to weaken against most currencies. At December 31, 2007, the basket of currencies in which our operations are invested was stronger against the dollar than at December 31, 2006. This was recorded as a $17 million cumulative translation adjustment gain during 2007, net of losses from net investment hedges.
Hedges entered to preserve the U.S. dollar values of anticipated non-U.S. dollar cash flows and earnings
We generally purchase options which give us the right, but not the obligation, to sell the underlying currencies when the cash flows denominated in those currencies are forecast to occur. In this way, the premiums paid for the options represent the maximum cost of the hedge. If, when the forecast transactions occur, the underlying currencies have strengthened, the options become worthless and are expensed. In this case, the dollar values of the underlying forecast non-dollar cash flows and earnings are higher than anticipated. If the underlying currencies have weakened, the options are exercised and the underlying currencies are sold at the stronger historical rate, thus preserving the dollar values of the forecast non-dollar cash flows.
These contracts are designated as foreign currency cash flow hedges covering portions of our twelve month forecasted non-dollar cash flows and mature when the underlying cash flows being hedged are forecast to occur. Because the options are considered highly effective hedges, the cash value less cost will be reflected in earnings when the contracts mature. These contracts are marked-to-market at each balance sheet date with changes in fair value prior to maturity recorded in accumulated other comprehensive income (loss). For each of the years ended December 31, 2007 and 2006, a $2 million after-tax loss, was recorded in accumulated other comprehensive income (loss). For the years ended December 31, 2007, 2006 and 2005, after-tax losses of $3 million, $2 million and $1 million, respectively, were recorded in earnings related to foreign currency cash flow hedges that matured during the respective periods. Changing market conditions will impact the actual amounts recorded to earnings during the following twelve-month periods. Both the effective and ineffective portions of foreign currency cash flow hedges recorded in the Consolidated Statements of Operations are classified in other income, net.
Asset and liability hedging
We contract with counter-parties to buy and sell foreign currencies to offset the impact of exchange rate changes on recognized assets and liabilities denominated in non-functional currencies, including inter-company loans. These contracts generally require exchange of one foreign currency for another at a fixed rate at a future date. These contracts have maturities generally less than twelve months. All contracts are marked-to-market at each balance sheet date with changes in fair value recorded in other income, net. For the years ended December 31, 2007, 2006 and 2005, after-tax losses of $30 million, $7 million and $23 million, respectively, were recorded in earnings for these contracts. These losses were largely offset by gains resulting from the impact of changes in exchange rates on recognized assets and liabilities denominated in non-functional currencies.
Net investment hedging
We utilize foreign exchange forward and currency collar contracts together with non-dollar borrowings to hedge the dollar values of our net investments in foreign operating units in Europe, Japan and Canada. These derivative instruments and non-dollar borrowings are designated as hedges of net investments. Accordingly, the effective portions of foreign exchange gains or losses on these hedges are recorded as part of the cumulative translation adjustment, which is part of accumulated other comprehensive income (loss). As of December 31, 2007, $228 million in after-tax losses were recorded in cumulative translation adjustment, representing the effective portions of foreign exchange losses on these hedges. Of this amount, $98 million in after-tax losses at December 31, 2007 was related to long-term Euro and Japanese Yen borrowings and the remainder was related to exchange forward and currency collar contracts. As of December 31, 2006, $134 million in after-tax losses were recorded in cumulative translation adjustment, representing the effective portions of foreign exchange losses on these hedges. Of this amount, $53 million in after-tax losses at December 31, 2006 was related to long-term Euro and Japanese Yen borrowings and the remainder was related to exchange forward and currency collar contracts.
The total notional value of derivatives and outstanding balance of non-functional currency debt designated as hedges of net investments outstanding at December 31, 2007 was $681 million compared to $1,488 million outstanding at December 31, 2006. The majority of the decrease is due to reduced hedging of our exposure related to our European and Japanese net investments.
Included in other comprehensive income (loss) as cumulative translation adjustment were gains of $27 million and $10 million for the years ended December 31, 2007 and 2006, respectively, all net of related hedge gains and losses.

	Cumulative	Foreign
	Change of	Currency
	Value of Hedges	Translation	Cumulative
(in millions)	of Net	Impact on Net	Translation
Gains/(Losses)	Investment	Investment	Adjustment

Balance as of December 31, 2005	$(66)	$78	$12
Changes in fair value	(68)	66	(2)

Balance as of December 31, 2006	$(134)	$144	$10
Changes in fair value	(94)	111	17

Balance as of December 31, 2007	$(228)	$255	$27

The amounts that were considered ineffective on these net investment hedges were recorded in interest expense. Interest expense was decreased by $9 million, $19 million and $9 million for the years ended December 31, 2007, 2006 and 2005, respectively.
Commodity Hedges
We use commodity swap, option and collar contracts to reduce the effects of changing raw material prices. These contracts were designated and accounted for as cash flow hedges. The notional value of commodity derivatives outstanding at December 31, 2007 and 2006 was $8 million and $6 million, respectively.
Included in accumulated other comprehensive income (loss) at December 31, 2007 and 2006 are an immaterial amount and $1 million after-tax loss, respectively, which represents the accumulated market value changes in those outstanding commodity swap, option and collar contracts designated as hedges. To the extent these contracts are considered effective as hedges, changes in market value will be recorded in accumulated other comprehensive income (loss) and upon maturity will be recorded in earnings consistent with our purchases of the underlying commodities during the following period up to twenty-four months. The actual amounts to be recorded in earnings when these contracts mature will depend upon spot market prices when these contracts mature. For the years ended December 31, 2007, 2006 and 2005, $3 million and $14 million in losses, and $6 million in gains, respectively, were recorded as components of costs of goods sold with the related tax effect recorded in tax expense with respect to those commodity swap, option and collar contracts maturing during the same periods. The ineffective portions of these contracts were immaterial to earnings in 2007, 2006 and 2005, respectively, and were recorded in other income, net.

Interest Rate Hedges
To reach a desired level of floating rate debt, we utilize interest rate swap agreements to convert specific fixed rate debt issuances into variable rate debt. These interest rate swaps are designated as fair value hedges.
In 2001, we entered into interest rate swap agreements with a notional value of $950 million, which converted the fixed rate components of the $451 million notes due July 15, 2004 and the $500 million notes due July 15, 2009 to a floating rate based on three-month LIBOR. During December 2003, we redeemed the $451 million notes early, and terminated the related interest rate swap agreements with a $450 million notional value. During May 2004, we terminated the $500 million notional value interest rate swap agreements and received $43 million in proceeds. These proceeds were being amortized as reductions to interest expense over the remaining life of the $500 million notes. During March 2005, we redeemed $400 million and during 2006 we retired the remaining $100 million of the notes maturing on July 15, 2009. The unamortized portion of the related interest rate swap proceeds reduced the early retirement loss that was recorded with respect to this redemption.
During October 2003 and May 2004, we entered into interest rate swap agreements with a notional value totaling 400 million Euro, which converted the fixed rate components of 400 million Euro notes due March 9, 2007 to a floating rate based on six-month EURIBOR. In September 2005, we terminated 240 million Euro of these interest rate swap contracts in connection with an exchange whereby we retired 240 million Euro of the notes due March 9, 2007, in exchange for newly issued notes due September 15, 2012. The $3 million proceeds received from the termination of the interest rate swap contracts are being amortized as a reduction to interest expense over the 7-year life of the newly issued Euro-notes.
The changes in fair value of interest rate swap agreements are marked-to-market through income together with the offsetting changes in fair value of the underlying notes using the short cut method of measuring effectiveness. As a result, the carrying amount of these notes decreased by an immaterial amount at December 31, 2006, while the fair value of the swap agreements were reported as other assets in the same amount.
In September 2005, we entered into a LIBOR rate lock agreement with a bank to hedge against changes in long-term interest rates in anticipation of a long-term debt issuance, a cash flow hedge. As of December 31, 2006, $7 million of after-tax deferred net gains on the interest rate lock are in accumulated other comprehensive income (loss). In conjunction with the issuance of the debt in March of 2007, the interest rate lock agreement was settled resulting in the receipt by us of approximately $11 million from the counterparty. Since the hedge was deemed effective, the $7 million after-tax gain was recorded in accumulated other comprehensive income (loss) and will be amortized to interest expense over the life of the Euro175 million notes due in March 2014. As of December 31, 2007, the unamortized balance included in accumulated other comprehensive income (loss) is a $6 million gain.
In September 2007, we issued $250 million of notes due in March 2013 and $850 million of notes due in September 2017. In August 2007, in anticipation of the debt issuance we entered into a $350 million interest rate lock agreement designated as a cash flow hedge to mitigate exposure to interest rate fluctuations which would impact semi-annual interest payments. In conjunction with the issuance of the debt, the interest rate lock agreement was settled resulting in a payment from us to the counterparty of approximately $10 million. Less than half a million after-tax of this value was deemed ineffective and immediately recognized in earnings during 2007. The remaining $6 million after-tax loss was recorded in accumulated other comprehensive income (loss) and will be amortized to interest expense over the life of the $850 million notes due in September 2017. As of December 31, 2007, the unamortized balance included in accumulated other comprehensive income (loss) is a $6 million loss.
In September 2007, we entered into interest rate swap agreements totaling $250 million to swap the fixed rate components of the $250 million notes due in March 2013 to a floating rate based on six-month LIBOR. The changes in fair value of the interest rate swap agreements are marked-to-market through income together with the offsetting changes in fair value of the underlying notes using the short cut method of measuring effectiveness. As a result, the carrying amounts of both the interest rate swap agreements and the notes increased by $7 million, respectively, at December 31, 2007.

The following table sets forth the net fair value of hedges and the net fair value of foreign-denominated debt issuances outstanding as of December 31, 2007.

	Hedge Designation
(in millions)	Fair Value	Cash Flow		Net Investment		Other

Derivatives-net asset/(liability):
Currency hedges	$—	$5		$—		$(21)
Long-term investments in foreign subsidiaries (net investments)	—	—		(25)		—
Commodity hedges	—	1		—		—
Interest rate hedges	7	—		—		—

Total derivatives	7	6	(a)	(25	)(b)	(21	)(c)
Debt:
Long-term investments in foreign subsidiaries (net investments)	—	—		(649	)(d)	—

Total	$7	$6		$(674)		$(21)

(a)	Comprises assets of $7 million and liabilities of $1 million.

(b)	Comprises assets of $8 million and liabilities of $33 million.

(c)	Comprises assets of $12 million and liabilities of $33 million.

(d)	Represents fair value of foreign denominated debt issuances formally designated as a hedge of net investment.
Note 6: Fair Values and Carrying Amounts of Financial Instruments
In determining the fair value of our financial instruments, we use a variety of methods and assumptions that are based on market conditions and risks existing at each balance sheet date as follows:
➢	Cash and cash equivalents, restricted cash, accounts receivable, accounts payable and notes payable — the carrying amount approximates fair value due to the short maturity of these instruments.

➢	Short- and long-term debt — quoted market prices for the same or similar issues at current rates offered to us for debt with the same or similar remaining maturities and terms.

➢	Interest rate swap agreements — market prices of the same or similar agreements quoted as of the balance sheet date.

➢	Foreign currency option contracts — Black-Scholes calculation using market data as of the balance sheet date.

➢	Foreign currency forward and swap agreements — application of market data as of the balance sheet date to contract terms.

➢	Commodity swap, option and collar contracts — counter-party quotes as of the balance sheet date.
All methods of assessing fair value result in a general approximation of value and such value may never actually be realized.

The carrying amounts and fair values of material financial instruments at December 31, 2007 and 2006 are as follows:
Asset/(Liability)

	2007		2006
	Carrying		Carrying
(in millions)	Amount	Fair Value	Amount	Fair Value

Short-term debt	$(158)	$(158)	$(393)	$(393)
Long-term debt	(3,186)	(3,356)	(1,899)	(2,128)
Interest rate swap agreements	7	7	—	—
Interest rate lock agreements	—	—	11	11
Foreign currency options	3	3	2	2
Foreign exchange forward and swap contracts	(44)	(44)	(26)	(26)
Natural gas swap agreements	1	1	(2)	(2)
Note 7: Income Taxes
Earnings from continuing operations before income taxes, and minority interest earned within or outside the United States are shown below:

(in millions)	2007	2006	2005

United States
Parent and Subsidiaries	$486	$688	$520
Affiliates	11	—	(2)
Foreign
Subsidiaries	372	344	340
Affiliates	11	10	10

Earnings from continuing operations before income taxes and minority interest	$880	$1,042	$868

The provision for income taxes from continuing operations is composed of:

(in millions)	2007	2006	2005

Income taxes on U.S. earnings
Federal
Current	$137	$208	$172
Deferred	3	(18)	(47)

State and other	8	8	9

Total taxes on U.S. earnings	148	198	134

Taxes on foreign earnings
Current	134	99	127
Deferred	(76)	(23)	(19)

Total taxes on foreign earnings	58	76	108

Total Income Taxes	$206	$274	$242

The provision for income tax expense (benefit) attributable to items other than continuing operations is shown below:

(in millions)	2007	2006	2005

Discontinued lines of business	$(2)	$14	$(16)

Deferred income taxes reflect temporary differences between the valuation of assets and liabilities for financial and tax reporting. Details at December 31, 2007 and 2006 were:

(in millions)	2007	2006

Deferred tax assets related to:
Compensation and benefit programs	$262	$256
Pension programs	30	45
Asset impairments and restructuring reserves	7	15
Accruals for waste disposal site remediation	37	28
All other	89	80

Total deferred tax assets	425	424

Deferred tax liabilities related to:
Intangible assets	525	504
Depreciation and amortization	363	383
Cumulative translation adjustment	31	32
All other	56	62

Total deferred tax liabilities	975	981

Net deferred tax liability	$550	$557

During 2007, Canada and Germany enacted lower statutory tax rates for 2008 and beyond. The impact of these lower tax rates were not material to deferred income tax assets or liabilities. At December 31, 2007, we had foreign net operating losses of $384 million and state net operating losses of $1,943 million, all of which substantially carry a full valuation allowance. Of these, $267 million have no expiration and the remaining will expire in future years as follows: $127 million in 2008, $23 million in 2009, $26 million in 2010, $48 million in 2011, $55 million in 2012 and the remaining balance in other years.
Deferred taxes, which are classified into a net current and non-current balance by tax jurisdiction, are presented in the balance sheet as follows:

(in millions)	2007	2006

Prepaid expenses and other current assets	$136	$149
Other assets	83	52
Accrued liabilities	3	4
Deferred income taxes	766	754

Net deferred tax liability	$550	$557

The effective tax rate on pre-tax income differs from the U.S. statutory tax rate due to the following:

	2007	2006	2005
	%	%	%

Statutory tax rate	35.0	35.0	35.0
U.S. business credits	(2.5)	(2.7)	(2.3)
Foreign, including credits	(9.5)	(5.4)	(2.1)
Change in tax contingencies	—	0.3	(3.0)
Other, net	0.4	(0.9)	0.3

Effective tax rate	23.4	26.3	27.9

During 2007, we have recognized $5 million of foreign investment credits as a reduction of income tax expense. Deferred income taxes have been provided for the unremitted earnings of foreign subsidiaries and affiliates which have not been reinvested abroad indefinitely. Approximately $392 million, $216 million and $61 million at December 31, 2007, 2006 and 2005, respectively, of net foreign subsidiary and affiliate foreign earnings have been deemed permanently reinvested abroad. Due to the timing and circumstances of repatriation of such earnings, if any, it is not practicable to determine the unrecognized deferred tax liability relating to such amounts. No accrual of United States income tax has been made for years ended 2007, 2006 and 2005 related to these permanently reinvested earnings as there was no plan in place to repatriate any of these foreign earnings to the United States as of the end of the year.

Rohm and Haas adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. As a result of the implementation of FIN 48, we recorded a non-cash cumulative transition charge of approximately $9 million, recorded as a reduction to beginning retained earnings (see Consolidated Statement of Shareholders’ Equity). A reconciliation of the beginning and ending amount of the unrecognized tax benefits is as follows:

(in millions)	2007

Balance at January 1, 2007	$75
Additions based on tax positions related to the current year	17
Additions for positions of prior years	18
Reductions for tax positions of prior years	(11)
Settlements	(5)
Translation impacts	3

Balance at December 31, 2007	$97

In addition, we have interest and penalties provisions associated with the above tax positions which are classified as liabilities in the consolidated balance sheet. There was approximately $19 million of accrued interest and penalties as of January 1, 2007 and there is $20 million of interest and penalties as of December 31, 2007. Changes in these balances are recorded in income tax expense.
As of December 31, 2007, we have unrecognized income tax benefits totaling $97 million and related accrued interest and penalties of $20 million that, if recognized, $97 million would be recorded as a benefit to income taxes on the statement of operations and, therefore, would impact the reported effective tax rate. During 2007, we concluded the IRS audit related to our 2002, 2003 and 2004 tax years and a tax audit in Germany related to our 1999 through 2003 tax years. We are currently under audit by the IRS for years 2005 and 2006. We are also in appeal proceedings with the applicable fiscal authority in the United States and Canada. Although it is not possible to predict the timing or the conclusion of these pending audits and appeal proceedings with accuracy, we do not anticipate that the current IRS audit will be complete by the end of 2008. Given the various stages of completion of audits, we can not currently anticipate significant changes in the amount of unrecognized income tax benefits over the next year.
As of December 31, 2007, the following tax years remained subject to examination by the major tax jurisdiction indicated:

Major Jurisdictions	Open Years

Canada	1999 through 2001, 2003 through 2007
China	2000 through 2007
France	2004 through 2007
Germany	2004 through 2007
Italy	2003 through 2007
Japan	2000 through 2007
Korea	2002 through 2007
Switzerland	2005 through 2007
Taiwan	2002 through 2007
United Kingdom	2003 through 2007
United States	2004 through 2007
We are also subject to income taxes in many hundreds of state and local taxing jurisdictions in the U.S. and around the world, many of which are still open to tax examinations. Management does not believe these represent a significant financial exposure for the Company.

NOTE 8: Segment Information
On January 1, 2007, we reorganized our segments to create a more market-focused business structure. In addition to reorganizing our business structure, we adopted a simplified methodology for allocating shared service costs across all business units in order to provide improved management reporting through ease of administration and enhanced transparency of costs, as well as a simpler transfer pricing methodology which is intended to reduce volatility in earnings on internal sales and more accurately represent the value that is created in our integrated acrylic chain businesses. The Display Technologies segment was created in the fourth quarter of 2007 as a result of the significant allocation of resources to our flat panel business. Previously, the results of our flat panel business were included in Semiconductor Technologies. The Electronic Technologies segment is an aggregation of our Circuit Board Technologies, Packaging and Finishing Technologies and Semiconductor Technologies businesses. The following segment profiles reflect the new structure.
We operate seven reportable segments: Electronic Technologies, Display Technologies, Primary Materials, Paint and Coatings Materials, Packaging and Building Materials, Performance Materials Group, and Salt. Paint and Coatings Materials, Packaging and Building Materials and Primary Materials are managed under one executive as the Specialty Materials Group. The reportable operating segments and the types of products from which their revenues are derived are discussed below.
➢	Electronic Technologies

The group of businesses provides cutting-edge technology for use in telecommunications, consumer electronics and household appliances. It is comprised of three aggregated businesses: Circuit Board Technologies, Packaging and Finishing Technologies, and Semiconductor Technologies. The Circuit Board Technologies business develops and delivers the technology, materials and fabrication services for increasingly powerful, high-density circuit boards in computers, cell phones, automobiles and many other electronic devices. Our Packaging and Finishing Technologies business develops and delivers innovative materials and processes that boost the performance of a diverse range of electronic, optoelectronic and industrial packaging and finishing applications. The Semiconductor Technologies business develops and supplies integrated products and technologies on a global basis enabling our customers to drive leading-edge semiconductor design to boost performance of semiconductor devices powered by smaller and faster chips. This business also develops and delivers materials used for chemical mechanical planarization, the process used to create the flawless surfaces required to allow manufacturers to make faster and more powerful integrated circuits and electronic substrates.

➢	Display Technologies

This business develops, manufactures and markets materials used in the production of electronic displays. This business includes our joint venture with SKC Co. Ltd. of South Korea, SKC Haas Display Films, which develops, manufactures, and markets advanced specialty films and materials used in LCD and plasma displays. These include light diffuser films, micro lens films, optical protection films, release protection films, reflectors, technology for touch panels, Plasma Display Panel filters, and process chemicals used to manufacture LCD color filters. This business also includes the leading-edge light management film technology acquired from Eastman Kodak in 2007, as well as process chemicals used in LCD production originally developed by Rohm and Haas.

➢	Paint and Coatings Materials

This business produces acrylic emulsions and additives that are used primarily to make decorative and industrial coatings. Its products are critical components used in the manufacture of architectural paints used by do-it-yourself consumers and professional contractors. Paint and Coatings Materials products are also used in the production of industrial coatings (for use on wood and metal, and in traffic paint); in construction applications (for use in roofing materials, insulation, and cement modification); and floor care products.

➢	Packaging and Building Materials

This business offers a broad range of polymers; additives; and formulated value-added products (which utilize a broad range of chemistries and technologies, including our world-class acrylic technology). Its products are used in a wide range of markets, including: packaging and paper, building and construction, durables and transportation, and other industrial markets. Product lines include: additives for the manufacture of plastic and vinyl products, packaging, pressure sensitive, construction, and transportation adhesives, as well as polymers and additives used in textile, graphic arts, nonwoven, paper and leather applications.

➢	Primary Materials

This business produces methyl methacrylate, acrylic acid and associated esters as well as specialty monomer products which are building blocks used in our downstream polymer businesses and which are also sold externally. Internal consumption of Primary Materials products is principally in the Paint and Coatings Materials and Packaging and Building Materials businesses. Primary Materials also provides polyacrylic acid (PAA) dispersants, opacifiers and rheology modifiers/thickeners to the global household and industrial markets.

➢	Performance Materials Group

This business group includes our other businesses that facilitate the use of technologies to meet growing societal needs in the areas of water, food, personal care and energy. It is comprised of the operating results of Process Chemicals and Biocides, Powder Coatings, and other smaller business units. Its products include: ion exchange resins, sodium borohydride, biocides, polymers and additives used in personal care applications and other niche technologies.

➢	Salt

The Salt business houses the Morton Salt name including the well known image of the Morton Salt Umbrella Girl and the familiar slogan, “when it rains it pours.” This business also encompasses the leading table salt brand in Canada, Windsor Salt. Salt’s product offerings extend well beyond the consumer market to include salts used for food processing, agriculture, water conditioning, highway ice control and industrial processing applications.

The table below presents net sales by business segment. Segment eliminations are presented for intercompany sales between the reportable segments within the Specialty Materials Group.

(in millions)	2007	2006	2005

Electronic Technologies	$1,666	$1,551	$1,319
Display Technologies	45	13	13

Electronic Materials Group	$1,711	$1,564	$1,332
Paint and Coatings Materials	2,120	2,050	1,888
Packaging and Building Materials	1,826	1,776	1,766
Primary Materials	2,078	1,979	1,904
Elimination of Inter-segment Sales	(1,103)	(1,102)	(1,001)

Specialty Materials Group	$4,921	$4,703	$4,557
Performance Materials Group	1,205	1,134	1,071
Salt	1,060	829	925

Total	$8,897	$8,230	$7,885

The tables below present summarized financial information about our reportable segments:

	Pre-tax
	earnings
	(loss) from	Share of
2007	continuing	Affiliate			Segment	Capital
(in millions)	operations (1)	earnings, net	Depreciation	Amortization	assets	additions
Electronic Technologies	$410	$10	$59	$17	$1,688	$82
Display Technologies	(23)	—	2	1	376	18

Electronic Materials Group	$387	$10	$61	$18	$2,064	$100
Paint and Coatings Materials	323	—	58	1	930	95
Packaging and Building Materials	161	1	59	10	1,667	34
Primary Materials	108	—	82	—	1,030	74

Specialty Materials Group	$592	$1	$199	$11	$3,627	$203
Performance Materials Group	132	11	50	19	1,463	34
Salt	115	—	81	8	1,691	58
Corporate(2)	(346)	—	21	1	1,363	59

Total	$880	$22	$412	$57	$10,208	$454

	Pre-tax
	earnings
	(loss) from	Share of
2006	continuing	Affiliate			Segment	Capital
(in millions)	operations (1)	earnings, net	Depreciation	Amortization	assets	additions
Electronic Technologies	$345	$9	$56	$17	$1,616	$82
Display Technologies	1	—	—	—	11	—

Electronic Materials Group	$346	$9	$56	$17	$1,627	$82
Paint and Coatings Materials	353	—	55	1	848	70
Packaging and Building Materials	186	1	57	9	1,667	28
Primary Materials	215	—	87	1	976	69

Specialty Materials Group	$754	$1	$199	$11	$3,491	$167
Performance Materials Group	103	—	50	20	1,395	41
Salt	54	—	77	7	1,607	48
Corporate(2)	(215)	—	21	1	1,417	66

Total	$1,042	$10	$403	$56	$9,537	$404

	Pre-tax
	earnings
	(loss) from	Share of
2005	continuing	Affiliate			Segment	Capital
(in millions)	operations (1)	earnings, net	Depreciation	Amortization	assets	additions
Electronic Technologies	$214	$8	$57	$17	$1,557	$62
Display Technologies	4	—	—	—	9	—

Electronic Materials Group	$218	$8	$57	$17	$1,566	$62
Paint and Coatings Materials	361	—	56	1	808	52
Packaging and Building Materials	164	1	59	10	1,628	25
Primary Materials	233	—	92	1	915	76

Specialty Materials Group	$758	$1	$207	$12	$3,351	$153
Performance Materials Group	75	—	51	17	1,303	30
Salt	82	—	72	7	1,641	40
Corporate(2)	(265)	—	28	2	1,510	45

Total	$868	$9	$415	$55	$9,371	$330

Notes:
(1)	Previously, our Business Segment results were reported on an after-tax basis. See Form 8-K, filed March 20, 2008, for presentation of prior year Business Segment results on a pre-tax basis.

(2)	Corporate includes items such as corporate governance costs, interest income and expense, environmental remediation expense, insurance recoveries, exploratory research and development expense, currency gains and losses related to balance sheet non-functional currency exposures, any unallocated portion of shared services and certain discrete period tax items.
The table below presents sales by geographic area. Sales are attributed to the geographic location based on customer location and not on the geographic location from which goods were shipped. Long-lived assets are attributed to geographic areas based on asset location. We define long-lived assets as Land, Buildings and Equipment.

			Asia-
		European	Pacific
(in millions)	U.S.	Region	Region	Other	Total

2007
Net sales	$3,893	$2,241	$1,973	$790	$8,897
Long-lived assets	1,644	427	547	253	2,871
2006
Net sales	$3,845	$2,030	$1,659	$696	$8,230
Long-lived assets	1,639	415	384	231	2,669
2005
Net sales(1)	$3,763	$1,988	$1,455	$679	$7,885
Long-lived assets	1,680	417	301	244	2,642

Notes:
(1)	Certain prior year reclassifications have been made to conform to current year presentations.

Note 9: Retirement Benefits
We sponsor and contribute to qualified and non-qualified pension and postretirement benefit plans that provide defined benefits to U.S. and non-U.S. employees. Pension benefits earned are generally based on years of service and compensation during active employment.
Our non-qualified pension plans consist of noncontributory, unfunded pension plans that provide supplemental defined benefits primarily to U.S. employees whose benefits under the qualified pension plan are limited by the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code.
In addition to pension benefits, we provide postretirement benefits including health care and life insurance benefits under numerous plans for substantially all of our domestic retired employees, for which we are self-insured. Most retirees are required to contribute toward the cost of such coverage. We also provide health care and life insurance benefits to some non-U.S. retirees primarily in France and Canada.
In September 2006, the FASB issued SFAS No. 158. This statement amends SFAS Nos. 87, 88, 106 and 132(R). SFAS No. 158 requires employers to recognize the overfunded or underfunded projected benefit obligation (PBO) of a defined benefit plan as an asset or liability in the statement of financial position. The PBO represents the actuarial present value of benefits attributable to employee service rendered to date, including the effects of estimated future salary increases. Prior to the issuance of SFAS No. 158, the consolidated balance sheet as of a fiscal year-end was required to, at a minimum, reflect an amount equal to the unfunded accumulated benefit obligation (ABO), which differs from the projected benefit obligation in that it includes no assumption on future compensation levels. SFAS No. 158 also requires employers to recognize annual changes in gains or losses, prior service costs, or other credits that have not been recognized as a component of net periodic pension cost, net of tax, through comprehensive income. As a result of the adoption of the recognition provisions of SFAS No. 158, we recorded a $245 million increase to Accumulated other comprehensive loss as of December 31, 2006 in Stockholders’ Equity.
SFAS No. 158 also requires an employer to measure defined benefit plan assets and obligations as of the date of its year-end statement of financial position, with limited exceptions. The measurement date provision of SFAS No. 158 is effective for fiscal years ending after December 15, 2008. As all of our pension and postretirement plans have a measurement date of December 31, we are not required to adopt the measurement date provision of SFAS 158.
Qualified Pension Plans
A summary of the net periodic expense for these plans is as follows:

(in millions)	2007		2006		2005
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.

Components of net periodic pension expense:
Service cost	$59	$22	$57	$20	$56	$19
Interest cost	95	39	95	34	92	32
Expected return on plan assets	(142)	(45)	(122)	(39)	(113)	(35)
Amortization of net gain existing at adoption of SFAS No. 87	—	—	—	—	—	(1)
Unrecognized prior service cost	2	—	2	—	2	1
Unrecognized net actuarial loss	11	9	28	10	25	6

Pension judgment	65	—	—	—	—	—
Net settlement and curtailment (gain) loss	—	(1)	—	—	—	1

Net periodic pension expense	$90	$24	$60	$25	$62	$23

Included in 2007 net periodic pension expense is a pre-tax non-cash charge of $65 million ($42 million after-tax) relating to a decision rendered by the Seventh Circuit Court of Appeals on August 14, 2007, affirming an Indiana Federal District Court’s decision that participants in the Rohm and Haas Pension Plan who elected a lump sum benefit during a class period have the right to a cost-of-living adjustment (“COLA”) as part of their retirement benefit. See Note 26 for further discussion.
The following table sets forth the weighted average assumptions used in the calculation of net periodic pension expense:

Weighted-average assumptions
used to determine net periodic
pension expense for the period
January 1, - December 31,	2007		2006		2005
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.

Discount rate	5.90%	5.05%	5.70%	4.77%	5.80%	5.49%
Expected return on plan assets	8.50%	6.72%	8.50%	6.97%	8.50%	7.37%
Rate of compensation increase	4.00%	3.91%	4.00%	3.88%	4.00%	4.14%
The discount rates were determined by projecting the plans’ expected future benefit payments as defined for the projected benefit obligation, discounting those expected payments using a zero-coupon spot yield curve derived from a universe of high-quality bonds as of the measurement date, and solving for the single equivalent discount rate that resulted in the same projected benefit obligation. A 1% increase in the discount rate would have decreased the net periodic benefit expense for 2007 by $31 million. A 1% decrease in the discount rate would have increased the 2007 net periodic benefit expense by $42 million.
To the extent the expected return on plan assets varies from the actual return, an actuarial gain or loss results. Each 1% increase or decrease in the expected rate of return assumption would have decreased or increased the global net periodic pension benefit expense for 2007 by $24 million.
The following table sets forth the weighted average assumptions used in the calculation of the PBO:

Weighted-average assumptions used to determine the projected
benefit obligation for years ended December 31,	2007		2006
	U.S.	Non-U.S.	U.S.	Non-U.S.

Discount rate	6.21%	5.66%	5.90%	5.09%
Rate of compensation increase	4.00%	4.24%	4.00%	3.91%

The following table reflects the change in our projected benefit obligation and the change in the fair value of plan assets based on the measurement date, as well as the amounts recognized in our balance sheets:

	2007		2006
	U.S.	Non-U.S.	U.S.	Non-U.S.

Change in pension benefit obligation:
Pension benefit obligation at beginning of year	$1,683	$745	$1,749	$665
Service cost, excluding expenses	59	22	57	20
Interest cost	95	39	95	34
Participant contributions	—	5	—	4
Plan amendments	(53)	(1)	—	(5)
Actuarial gain	(100)	(15)	(66)	(29)
Benefits paid	(105)	(34)	(152)	(26)
Acquisitions and plan transfers	—	34	—	26
Curtailments	—	(2)	—	(1)
Settlements	—	(4)	—	—
Pension judgment	65	—	—	—
Foreign currency translation adjustment	—	60	—	57

Pension benefit obligation at end of year	$1,644	$849	$1,683	$745

Change in plan assets:
Fair value of plan assets at beginning of year	$1,787	$667	$1,586	$511
Actual return on plan assets	125	15	216	57
Employer contribution	—	30	137	57
Participant contributions	—	5	—	4
Acquisitions and plan transfers	—	12	—	20
Settlements	—	(4)	—	—
Benefits paid	(105)	(34)	(152)	(26)
Foreign currency translation adjustment	—	60	—	44

Fair value of plan assets at end of year	$1,807	$751	$1,787	$667

Funded status at end of year	$163	$(98)	$104	$(78)

Amounts recognized in the consolidated balance sheets:
Other assets	$163	$20	$104	$27
Accrued liabilities	—	(1)	—	(1)
Employee benefits	—	(117)	—	(104)

Net amounts recognized	$163	$(98)	$104	$(78)

The changes in plan assets and benefit obligation that have been recognized in Accumulated other comprehensive loss during 2007 consist of the following:

(in millions)	2007
	U.S.	Non-U.S.

Other changes in plan assets and benefit obligation recognized in Accumulated other comprehensive loss
Net actuarial (gain) loss	$(83)	$21
Recognized actuarial loss	(11)	(8)
Prior service credit	(53)	(1)
Recognized prior service cost (credit)	(2)	—

Total recognized in Accumulated other comprehensive loss, before tax	$(149)	$12

Benefits paid to participants of our U.S. retirement plan increased during 2006 due to payments made to employees of our divested North American Automotive Coatings business, along with an overall acceleration of participant retirements.

The net unrecognized actuarial loss represents the actual changes in the estimated obligation and plan assets that have not been recognized in our income statement. As of December 31, 2007, this amounted to $270 million for our global qualified pension plans, down from a net unrecognized loss of $407 million as of December 31, 2006. Actuarial gains achieved on our U.S. retirement plan during 2007 are primarily attributable to higher discount rates on our global plans as of December 31, 2007, as well as the favorable impact of plan amendments approved by management during the year. Principal changes to the U.S. retirement plan include the adoption of a new discount rate for lump sum benefits paid on or after December 31, 2008 in accordance with the Pension Protection Act of 2006, and a revision of the plan’s benefit formula which will eliminate the cost of living adjustment on benefits earned on or after December 31, 2008. In addition, U.S. employees who join the company after December 31, 2008 will earn benefits based upon a cash balance formula instead of the final average pay formula currently utilized in the existing U.S. retirement plan, however, this prospective benefit formula change did not impact our projected benefit obligation for the year-ended December 31, 2007. Actuarial gains were partially offset by lower than expected actual returns on plan assets for our global plans, which contributed $47 million to our unrecognized net loss during 2007. Actuarial gains and losses are not recognized immediately, but instead are accumulated as a part of the unrecognized net loss balance and amortized into net periodic pension expense over the average remaining service period of participating employees as certain thresholds are met.
Because the total unrecognized net loss exceeds the greater of 10% of the projected benefit obligation or 10% of the plan assets, the excess will be amortized over the average expected future working lifetime of active plan participants. As of December 31, 2007, the average expected future working lifetime of active plan participants varies by plan and is within a range of 6 to 23 years. Actual results for 2008 will depend on the 2008 actuarial valuations of the plans.
Items included in accumulated other comprehensive loss represent amounts that have not been recognized in net periodic pension expense. The components recognized in accumulated other comprehensive loss, prior to adjustment for taxes, as of December 31, 2007 include:

(in millions)	2007
	U.S.	Non-U.S.

Amounts recognized in accumulated other comprehensive loss
Net actuarial loss	$162	$154
Prior service credit	(44)	(2)

	$118	$152

Year-end 2007 amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic pension expense during fiscal year 2008 are as follows:

(in millions)	Pension
	U.S.	Non-U.S.

Net actuarial loss	$1	$7
Prior service credit	(4)	—

	$(3)	$7

The net assets of our defined benefit pension plans, which consist primarily of equity and debt securities, were measured at market value. The plans are prohibited from holding shares of Rohm and Haas stock, except where it is a component of an index fund. The target and actual plan asset allocation at December 31, 2007 and 2006, by asset category for U.S. and the significant non-U.S. plans, are as follows:

			Percentage of Plan Assets
	Targeted %		Actual %		Targeted %		Actual %
	2007		2007		2006		2006
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.

Asset Category
Equity securities	61	49	61	49	61	49	62	49
Debt securities	21	36	21	35	21	36	20	36
Insurance contracts	—	8	—	9	—	8	—	8
Real estate	7	5	7	5	7	5	7	6
Hedge funds	5	—	5	—	5	—	4	—
Other	6	2	6	2	6	2	7	1

Total	100	100	100	100	100	100	100	100

The fiduciaries of our plans determine how investments should be allocated among asset categories after taking into account plan demographics, asset returns and acceptable levels of risk. Asset allocation targets are established based on the long-term return and volatility characteristics of the asset categories. The targeted asset category allocations recognize the benefit of diversification and the profiles of the plans’ liabilities. The plans’ assets are currently invested in a variety of funds representing most standard equity and debt security classes, as well as direct investments in equity securities. During 2006, we updated our investment policy for two of our significant non-U.S. plans to decrease the percentage of plan assets invested in equity securities and increase the percentage of plan assets invested in debt securities. We perform periodic reviews of our U.S. plan investment policy to ensure that our plan investments are balanced with the goal of containing potential declines in asset values within a specified percentage and preventing negative returns over a five year period. The plans’ investment policy mandates diversification, consistent with that goal. We are permitted to make changes to our U.S. plan investment policy at any time.
Projected benefit payments, which reflect expected future service, are as follows:

(in millions)	U.S.	Non-U.S.

2008	$106	$31
2009	103	35
2010	114	38
2011	114	42
2012	126	44
2013-2017	723	260
In 2007, we contributed approximately $30 million to our qualified pension plans, down from the $194 million contributed in the prior year period, primarily because we did not contribute to our U.S. pension trust. During 2006, we increased the funding of our U.S. pension plan on a tax-deductible basis by voluntarily contributing $137 million to our trust. Total funding for our non-U.S. qualified pension plans of $30 million includes $11 million paid to fund shortfalls in our UK pension trust.
We are not required to and therefore do not expect to make contributions to our U.S. pension trust during 2008. We do expect to contribute approximately $28 million to fund our non-U.S. qualified pension plans, however funding requirements significantly depend on changes in assumptions used to calculate plan funding levels, the actual return on plan assets, changes in the employee groups covered by the plans, and any legislative or regulatory changes affecting plan funding requirements. The company may increase, accelerate, decrease or delay contributions to the plans to the extent permitted by law.
The accumulated benefit obligation (ABO) is the actuarial present value of benefits attributed to employee service rendered to a particular date, based on current salaries. The ABO for our U.S. plans was $1,357 million and $1,375 million, at December 31, 2007 and 2006, respectively. The ABO for our non-U.S. plans was $745 million and $669 million at December 31, 2007 and 2006, respectively.
The following table provides information on pension plans where the ABO exceeds the value of plan assets:

(in millions)	2007		2006
	U.S.	Non-U.S.	U.S.	Non-U.S.

Plans for which accumulated benefit obligation exceeds assets:
Projected benefit obligation	$—	$529	$—	$(480)
Accumulated benefit obligation	—	478	—	(447)
Fair value of plan assets	—	413	—	379

Non-Qualified Pension Plans
The following disclosures include the components of net periodic pension cost and other amounts recognized in Accumulated other comprehensive loss for both the U.S. and Canadian non-qualified pension plans:

(in millions)	2007	2006	2005

Components of net periodic pension expense:
Service cost	$3	$2	$2
Interest cost	9	9	9
Unrecognized prior service cost	—	1	1
Other amortization, net	3	4	4

Net periodic pension expense	$15	$16	$16

The following table sets forth the weighted average assumptions used in the calculation of net periodic pension expense:

Weighted-average assumptions used to determine net
expense for the period January 1, - December 31,	2007	2006	2005

Discount rate	5.90%	5.70%	5.80%
Rate of compensation increase	4.00%	4.00%	4.00%
The following table sets forth the weighted average assumptions used in the calculation of the PBO:

Weighted-average assumptions used to determine
benefit obligation for years ended December 31,	2007	2006

Discount rate	6.20%	5.90%
Rate of compensation increase	4.00%	4.00%
The following table reflects the change in our projected benefit obligation and fair value of plan assets based on the measurement date:

(in millions)	2007	2006

Change in pension benefit obligation:
Pension benefit obligation at beginning of year	$155	$156
Service cost, excluding expenses	3	2
Interest cost	9	9
Amendments	(1)	—
Actuarial gain	(3)	(1)
Benefits paid	(12)	(11)

Pension benefit obligation at end of year	$151	$155

Change in plan assets:
Fair value of plan assets at beginning of year	$—	$—
Employer contribution	12	11
Benefits paid	(12)	(11)

Fair value of plan assets at end of year	$—	$—

Funded status at end of year	$(151)	$(155)

Amounts recognized in the consolidated balance sheets:
Accrued liabilities	$(11)	$(10)
Employee benefits	(140)	(145)

Net amounts recognized	$(151)	$(155)

The changes in plan assets and benefit obligation that have been recognized in Accumulated other comprehensive loss during 2007 for our non-qualified plans consist of the following:

(in millions)	2007

Other changes in plan assets and benefit obligation recognized in Accumulated other comprehensive loss
Net actuarial gain	$(3)
Recognized actuarial loss	(4)
Prior service credit	(1)

Total recognized in Accumulated other comprehensive loss, before tax	$(8)

Amounts recognized in Accumulated other comprehensive loss as of December 31, 2007 include net unrecognized actuarial losses of $53 million and unrecognized prior service credit of $1 million. The estimated December 31, 2007 net actuarial loss that will be amortized from Accumulated other comprehensive loss into net periodic pension expense over the next fiscal year is $3 million.
We have a non-qualified trust, referred to as a “rabbi” trust, to fund benefit payments under our non-qualified U.S. pension plan. Rabbi trust assets are subject to creditor claims under certain conditions and are not the property of employees. Therefore, they are accounted for as corporate assets and are classified as other non-current assets. Assets held in trust totaled $76 million and $71 million at December 31, 2007 and 2006, respectively.
Non-qualified plan contributions, which reflect expected future service, are as follows:

(in millions)	Total

2008	$12
2009	11
2010	11
2011	11
2012	12
2013-2017	60
The ABO of the non-qualified plans is $139 million and $141 million as of December 31, 2007 and 2006, respectively.
In 1997, we instituted a non-qualified savings plan for eligible employees in the U.S. The purpose of the plan is to provide additional retirement savings benefits beyond the otherwise determined savings benefits provided by the Rohm and Haas Company Employee Stock Ownership and Savings Plan (“the Savings Plan”). See Note 22 for more information on the Savings Plan. Each participant’s non-qualified savings plan contributions are notionally invested in the same investment funds as the participant has elected for investment in his or her Savings Plan account. For most participants, we contribute a notional amount equal to 60% of the first 6% of the amount contributed by the participant. Our matching contributions are allocated to deferred stock units. At the time of distribution, each deferred stock unit is distributed as one share of Rohm and Haas Company common stock. We recorded expense of $3 million, $5 million, and $3 million in 2007, 2006 and 2005, respectively, for the non-qualified savings plan.
Other Postretirement Benefits
The following disclosures include amounts for both the U.S. and significant non-U.S. postretirement plans:

(in millions)	2007	2006	2005

Components of net periodic postretirement cost:
Service cost	$5	$5	$5
Interest cost	26	25	26
Expected Return on Plan Assets	(2)	(1)	—
Net amortization	—	—	(1)

Net periodic postretirement cost	$29	$29	$30

The following table sets forth the discount rate used in the calculation of net periodic postretirement cost for the U.S. plans:

	2007	2006	2005

Weighted-average discount rate for annual expense:	5.90%	5.60%	5.60%
Different discount rates are used for non-U.S. plans, which account for approximately 19% of the total benefit obligation as of December 31, 2007.
The following table reflects the change in the postretirement benefit obligation and the plans’ funded status based on the measurement date:

(in millions)	2007	2006

Change in postretirement benefit obligation:
Benefit obligation at beginning of year	$458	$486
Service cost	5	5
Interest cost	26	25
Contributions	15	17
Actuarial gain	(18)	(20)
Medicare Part D payments received	3	—
Benefits paid	(60)	(56)
Foreign currency translation adjustment	12	1

Benefit obligation at end of year	$441	$458

Change in plan assets:
Fair value of plan assets at beginning of year	25	12
Actual return on plan assets	3	1
Employer contribution	42	51
Participant contributions	15	17
Benefits paid (net of Medicare Part D subsidy)	(57)	(56)

Fair value of plan assets at end of year	$28	$25

Funded status at end of year	$(413)	$(433)

Amounts recognized in the consolidated balance sheets:
Accrued liabilities	$(11)	(39)
Employee benefits	(402)	(394)

Net amounts recognized	$(413)	$(433)

Plan assets for the U.S. postretirement benefit plan primarily consist of debt and equity securities.
The changes in plan assets and benefit obligation that have been recognized in Accumulated other comprehensive loss during 2007 for our postretirement benefit plans consist of the following:

(in millions)	2007

Other changes in plan assets and benefit obligation recognized in Accumulated other comprehensive loss
Net actuarial gain	$(18)
Recognized actuarial loss	(2)
Recognized prior service credit	2

Total recognized in Accumulated other comprehensive loss, before tax	$(18)

The components recognized in Accumulated other comprehensive loss, prior to adjustment for taxes, as of December 31, 2007 include:

(in millions)	2007

Amounts recognized in Accumulated other comprehensive loss:
Net actuarial loss	$20
Prior service credit	(7)

$13

The December 31, 2007 estimated net actuarial loss and prior service credit that will be amortized from Accumulated other comprehensive loss into net periodic postretirement cost over the next fiscal year are $2 million and $1 million, respectively.
The following table sets forth the weighted average discount rate used in the calculation of the U.S. postretirement benefit obligation:

	2007	2006	2005

Weighted-average discount rate for year-end APBO:	6.10%	5.90%	5.60%
The U.S. plan generally limits our per-capita cost of benefits to double the 1992 cost. Different cost limits apply to some groups of participants, and there are some retirees to whom the limits do not apply. The limits greatly reduce the impact of health care cost trend rates on the benefit obligation and expense.
On December 8, 2003, the President of the United States signed the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the Act). The Act introduced a prescription drug benefit under Medicare (Medicare Part D), along with a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. We sponsor retiree health care plans that our plan actuaries have determined to be actuarially equivalent to Medicare Part D.
Projected benefit payments for our U.S. and non-U.S. plans, which reflect expected future service are as follows:

	Benefit payments	Estimated amount of
	before Medicare	Medicare Part D	Net benefit
(in millions)	Part D subsidy	subsidy	payments

2008	$43	$4	$39
2009	43	4	39
2010	43	4	39
2011	42	4	38
2012	41	4	37
2013-2017	189	23	166
Medicare Part D subsidy payments of $3 million received in 2007 and $4 million received in 2008 relate to plan years 2006 and 2007, respectively.
Note 10: Employee Benefits

(in millions)	2007	2006

Postretirement health care and life insurance benefits	$402	$394
Unfunded supplemental pension plan	140	145
Long-term disability benefit costs	43	42
Foreign pension liabilities	117	104
Other	58	50

Total	$760	$735

See Note 9 for more information on pension and postretirement health care benefits.

Note 11: Restricted Cash
Restricted cash represents investments in cash equivalents through a trust designed to meet financial assurance requirements of U.S., state and local environmental agencies with respect to plant operations. These requirements are based on an annual assessment of our net worth.
Note 12: Receivables, net

(in millions)	2007	2006

Customers	$1,610	$1,356
Value added tax	261	126
Affiliates	24	18
Employees	7	12
Other	111	98

Receivables, gross	$2,013	$1,610
Less: allowance for doubtful accounts	36	40

Total	$1,977	$1,570

Value added tax recorded in receivables, net is reclaimable from the governmental jurisdictions. Employee receivables are primarily comprised of relocation and education reimbursements for our employees.
Note 13: Inventories
Inventories consist of the following:

(in millions)	2007	2006

Finished products	$479	$517
Work in process	345	301
Raw materials	151	121
Supplies	49	45

Total	$1,024	$984

Inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) inventory method for domestic inventories, which approximates 41% and 47% of the total inventory balance at December 31, 2007 and 2006, respectively. The remainder is determined by the first-in, first-out (FIFO) method. The excess of replacement cost over the value of inventories based upon the LIFO method was $170 million and $127 million at December 31, 2007 and 2006, respectively. Liquidation of LIFO layers in 2007 resulted in a net decrease to cost of goods sold of $9 million and immaterial amounts in 2006 and 2005.
Note 14: Prepaid Expenses and Other Current Assets

(in millions)	2007	2006

Deferred tax assets	$136	$149
Prepaid expenses	78	67
Fair market value of interest rate lock (see Note 6)	—	11
Other current assets	44	27

Total	$258	$254

Note 15: Land, Buildings and Equipment, net

			Estimated
(in millions)	2007	2006	Life

Land	$146	$142
Buildings and improvements	1,855	1,729	10-50
Machinery and equipment	6,155	5,721	3-20
Capitalized interest	352	340	11
Construction in progress	271	218

Land, buildings, and equipment, gross	8,779	8,150
Less: Accumulated depreciation	5,908	5,481

Total	$2,871	$2,669

In 2007, 2006 and 2005, respectively, interest costs of $12 million, $11 million and $9 million were capitalized. Amortization of such capitalized costs included in depreciation expense was $14 million in 2007, 2006 and 2005, respectively.
Depreciation expense was $412 million, $403 million and $415 million in 2007, 2006 and 2005, respectively.
Note 16: Goodwill and Other Intangible Assets, net
Goodwill
The changes in the carrying amount of goodwill for the years ended December 31, 2007 and 2006, by business segment, are as follows:

					Packaging
			Electronic	Paint and	and		Specialty	Performance
2007	Electronic	Display	Materials	Coatings	Building	Primary	Materials	Materials
(in millions)	Technologies	Technologies	Group	Materials	Materials	Materials	Group	Group	Salt	Total

Balance as of January 1, 2006(1)	$362	$—	$362	$62	$517	$29	$608	$227	$328	$1,525

Goodwill related to acquisitions (2)	8	—	8	—	—	—	—	6	—	14
Opening balance sheet adjustments (3)	(2)	—	(2)	1	—	—	1	8	(5)	2

Balance as of December 31, 2006	$368	$—	$368	$63	$517	$29	$609	$241	$323	$1,541
Goodwill related to acquisitions (2)	6	95	101	—	—	—	—	—	—	101
Currency effects and other (4)(5)	—	(1)	(1)	3	10	—	13	10	4	26

Balance as of December 31, 2007	$374	$94	$468	$66	$527	$29	$622	$251	$327	$1,668

Notes:

(1)	Certain prior year balances have been reclassified to conform to the current year presentation.

(2)	Goodwill related to acquisitions is due to the following: $6 million and $8 million, respectively, Electronic Technologies – buyback of additional shares of CMPT; $95 million, Display Technologies acquisition of our controlling interest in SKC Haas Display Film Co. Ltd.; and $6 million, Performance Materials – related to the 2006 acquisition of Floralife®, Inc.

(3)	Primarily relates to adjustments to opening balance sheet liabilities due to the favorable resolution of tax audits resulting in the reduction of opening balance sheet tax reserves and valuation allowances.

(4)	Certain goodwill amounts are denominated in foreign currencies and are translated using the appropriate U.S. dollar exchange rate.

(5)	Goodwill related to divestitures is due to the following: $4 million-Performance Materials-related to the 2007 sale of Floralife®, Inc.

Intangible Assets
SFAS No. 142 established two broad categories of intangible assets: finite-lived intangible assets, which are subject to amortization; and indefinite-lived intangible assets, which are not subject to amortization.
The following table provides information regarding our intangible assets:
Gross Asset Value

	Finite Lived				Indefinite Lived
				Patents,
	Developed	Customer		Licenses &
(in millions)	Technology	Lists	Tradename	Other	Strategic	Tradename	Total

Balance as of January 1, 2006	$383	$865	$138	$160	$75	$328	$1,949

Currency(1)	6	13	3	(1)	—	—	21
Acquisitions(2)	9	3	—	13	—	1	26

Balance as of December 31, 2006	$398	$881	$141	$172	$75	$329	$1,996

Currency(1)	8	26	3	—	9	7	53
Acquisitions(2)	14	16	—	1	—	—	31
Divestures(3)	(2)	(12)	(2)	(1)	—	(1)	(18)

Balance as of December 31, 2007	$418	911	142	172	84	335	2,062

Accumulated Amortization

	Finite Lived				Indefinite Lived
				Patents,
	Developed	Customer		Licenses &
(in millions)	Technology	Lists	Tradename	Other	Strategic	Tradename	Total

Balance as of January 1, 2006	$(149)	$(144)	$(28)	$(99)	$(5)	$(21)	$(446)

Additions	(24)	(23)	(4)	(5)	—	—	(56)
Currency(1)	(3)	(3)	(1)	—	—	—	(7)

Balance as of December 31, 2006	$(176)	$(170)	$(33)	$(104)	$(5)	$(21)	$(509)

Additions	(25)	(19)	(7)	(6)	—	—	(57)
Currency(1)	(3)	(7)	(1)	—	—	—	(11)
Divestures(3)	1	3	3	—	—	—	7

Balance as of December 31, 2007	$(203)	(193)	(38)	(110)	(5)	(21)	(570)

Net Book Value	$215	718	104	62	79	314	1,492

Notes:

(1)	Certain intangible assets are denominated in foreign currencies and are translated using the appropriate U.S. dollar exchange rate.

(2)	Finite-lived intangible assets increased by $9 million as a result of our acquisitions of the Kodak light management films technology business in June of 2007 and $22 million as a result of the acquisition of our controlling interest in SKC Haas Display Film Co. Ltd. See Note 2 for further discussion of these acquisitions.

(3)	Divestitures relate to the sale of a Digital Imaging business line in the Paint and Coatings Materials segment and Floralife® assets in the Performance Materials segment.
Certain of our intangible assets are denominated in foreign currencies and are translated using the appropriate U.S. dollar exchange rate. For the year ended December 31, 2007, the currency translation adjustment recorded to the gross carrying amount and accumulated amortization was $53 million and $11 million, respectively.

Amortization expense for finite-lived intangible assets was $57 million, $56 million and $55 million for the years ended December 31, 2007, 2006 and 2005, respectively. Amortization expense is estimated to be approximately $61 million for the full year 2008 and $60 million for each of the subsequent four years.
Annual SFAS No. 142 Impairment Review
In accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” we are required to perform, at a reporting unit level, an annual impairment review of goodwill and indefinite-lived intangible assets, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For purposes of this review, we primarily utilize discounted cash flow analyses for estimating the fair value of the reporting units. We completed our annual recoverability review as of May 31, 2007 and 2006, and determined that goodwill and indefinite-lived intangible assets were fully recoverable as of these dates.
SFAS No. 144 Impairment Review
Finite-lived intangible assets are amortized over their estimated useful lives and are reviewed for impairment whenever changes in circumstances indicate the carrying value may not be recoverable in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”
Note 17: Other Assets

(in millions)	2007	2006

Prepaid pension cost (see Note 9)	$183	$131
Rabbi trust assets (see Note 9)	76	71
Insurance receivables	28	28
Deferred tax assets (see Note 7)	83	52
Other employee benefit assets	17	16
Fair market value of interest rate swaps (see Note 6)	7	—
Lease deposits	34	—
Other non-current assets	27	26

Total	$455	$324

Note 18: Borrowings
Short-Term Obligations

(in millions)	2007	2006

Other short-term borrowings	$150	$112
Current portion of long-term debt	8	281

Total	$158	$393

Generally, our short-term borrowings consist of bank loans and commercial paper with an original maturity of twelve months or less. As of December 31, 2007, we had uncommitted credit arrangements with financial institutions to provide local credit facilities to our foreign subsidiaries for working capital needs. At December 31, 2007 and 2006, $82 million and $80 million, respectively, were outstanding under such arrangements.
At December 31, 2007, we had $40 million in commercial paper outstanding.
The weighted-average interest rate of short-term borrowings was 6.3% and 6.6% at December 31, 2007 and 2006, respectively.

In November 2003 and September 2004, we entered into three-year receivables securitization agreements under which two of our operating subsidiaries in Japan sell a defined pool of trade accounts receivable without recourse to an unrelated third party financier who purchases and receives ownership interest and the risk of credit loss in those receivables. These agreements renew on an evergreen basis for the additional term of one year after the initial term expires. The transfers qualify for sales treatment under SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” The utilized balance under the receivables securitization agreements was $17 million and $18 million at December 31, 2007 and 2006, respectively, and is not included in debt on the Consolidated Balance Sheet but rather is reflected as a reduction of receivables. Amounts sold related to these agreements totaled $63 million and $70 million in 2007 and 2006, respectively. The maximum availability under these agreements is $31 million. We continue to retain collection and administrative responsibilities in the receivables. When the third party financier sells the receivables, the associated discount is accounted for as a loss on the sale of receivables and has been included in other expense in the Consolidated Statements of Operations. This discount was immaterial in 2007, 2006 and 2005. Due to the short-term nature of the non-interest bearing receivables sold, changes to the key assumptions would not materially impact the recorded loss on the sale of receivables.
Long-Term Debt and Other Financing Arrangements
The following table illustrates the carrying value of long-term debt included in the Consolidated Balance Sheets at December 31, 2007 and 2006.

(in millions)	Currency	Maturities	2007	2006

6.0% notes	Euro	2007	—	211
TIBOR(1) plus 0.45% notes	Japanese Yen	2007	—	59
TIBOR(1) plus 0.45% notes	Japanese Yen	2009	—	23
1.57% notes	Japanese Yen	2012	24	—
1.54% notes	Japanese Yen	2012	62	—
8.74% notes	U.S. Dollar	2012	—	19
3.50% notes	Euro	2012	353	319
5.60% notes	U.S. Dollar	2013	250	—
4.50% notes	Euro	2014	257	—
6.00% notes	U.S. Dollar	2017	850	—
9.25% debentures	U.S. Dollar	2020	145	145
9.80% debentures	U.S. Dollar	2020	84	91
7.85% notes	U.S. Dollar	2029	882	882
3.50% notes	Japanese Yen	2032	177	167
Fair market value adjustments			22	20
Other			41	33

			3,147	1,969
Less: current portion			8	281

Total			$3,139	$1,688

Note:

(1)	Six-month Tokyo Interbank Offered Rate (“TIBOR”)
In November 2007, we issued 400 million of Japanese Yen-denominated variable rate notes (approximately $24 million at December 31, 2007) due in November 2012. The interest rate is 1.57% and payments are due semi-annually.
In November 2007, we issued 7 billion of Japanese Yen-denominated variable rate notes (approximately $62 million at December 31, 2007) due in December 2012. The interest rate is 1.54% and payments are due semi-annually.
In September 2007, we issued $250 million of 5.60% notes at 99.985% of par due in March 2013 and $850 million of 6.00% notes at 99.487% of par due in September 2017 (the Notes). The Notes represent unsecured and unsubordinated obligations of Rohm and Haas Company which are not subject to any sinking fund requirement and include a redemption provision which allows us to retire the Notes at any time prior to maturity at the greater of par plus accrued interest or an amount designed to ensure that the noteholders are not penalized by the early redemption. Interest on the notes is payable semi-annually in March and September, commencing in March 2008. In the event of a change of control repurchase event as defined in the terms of the Notes, we may be required to offer to purchase the Notes from holders at a purchase price equal to 101% of their principal amount, plus accrued interest. The terms of the Notes limit us from entering into certain mortgage and certain sale and leaseback transactions. Debt discounts of $4 million and related issuance costs of $5 million are included in the Other category in the table above and will be amortized to interest expense over the life of the Notes.
In March of 2007, we retired our €160 million of 6.0% notes upon maturity and early retired, at par, $19 million of 8.74% notes. We also issued €175 million of 4.50% Private Placement Senior Notes due March 9, 2014 with interest payable semi-annually in March and September at a rate of 4.50% annually.
In December 2006, we issued 2.7 billion of Japanese Yen-denominated variable rate notes (approximately $23 million at December 31, 2006) due in December 2009. The interest rate is set semi-annually in June and December at the six-month TIBOR plus 0.45%. Interest is paid semi-annually.
The 3.50% Japanese Yen notes issued in February 2002 are callable annually after March 2012.
The 9.25% debentures due 2020, previously issued by Morton International, Inc., are credit-sensitive unsecured obligations (Debentures). The coupon interest rate on the Debentures is subject to adjustment upon changes in the debt rating of the Debentures as determined by Standard and Poor’s Corporation or Moody’s Investors Service. Upon acquiring Morton International, Inc., we recorded a fair market value adjustment on the Debentures, which is being amortized ratably over the remaining life of the Debentures. The remaining amount of this adjustment amounted to $16 million in 2007 and $17 million in 2006. These debentures are guaranteed by Rohm and Haas Company.
In 2007, the remaining $6 million of fair market value adjustments result from changes in the carrying amounts of certain fixed-rate borrowings that have been designated as being hedged. In 2006, the remaining $3 million relates to settled interest rate swaps on outstanding debt. The proceeds from the settlement of interest rate swaps are recognized as reductions of interest expense over the remaining maturity of the related hedged debt.
We have a revolving credit facility of $750 million, which expires December 2012, that is maintained for general corporate purposes including support for any future issuance of commercial paper. The commitment was unused at December 31, 2007 and 2006. No compensating balance is required for this revolving credit agreement. Our revolving credit and other loan agreements require that earnings before interest, taxes, depreciation and amortization, excluding certain items, exceed 3.5 times consolidated interest expense on a rolling four-quarter basis. There are no restrictions on the payment of dividends.
At December 31, 2007, we had outstanding letters of credit totaling approximately $37 million issued primarily in support of self-insurance, environmental and tax-related activities. There were no drawdowns under these letters of credit.
The aggregate amount of long-term debt maturing in each of the next five years is zero in 2008, zero in 2009, zero in 2010, zero in 2011, and $439 million in 2012. As some of the debt is denominated in foreign currencies, the actual value of these debt maturities will fluctuate with changes in foreign exchange rates.
During 2007, 2006 and 2005, we made interest payments, net of capitalized interest, of $117 million, $109 million, and $147 million, respectively.

Note 19: Accrued Liabilities

(in millions)	2007	2006

Salaries and wages	$181	$208
Interest	65	52
Sales incentive programs and other selling accruals	57	69
Taxes, other than income taxes	158	107
Employee benefits	70	93
Derivative instruments	67	41
Reserve for restructuring (see Note 3)	15	37
Deferred revenue on supply contracts	8	10
Insurance and legal	6	4
Deferred tax liabilities	3	4
Capital Spending	37	35
Marketing and sales promotion	16	14
Reserve for environmental remediation (see Note 26)	48	40
Other	158	102

Total	$889	$816

Note 20: Other Liabilities

(in millions)	2007	2006

Reserves for environmental remediation (see Note 26)	$102	$101
Deferred revenue on supply contracts	36	34
Legal contingencies	40	42
Asset retirement obligations	19	15
Taxes	83	—
Other	32	38

Total	$312	$230

Our asset retirement obligations are primarily associated with the following: 1) the capping of certain brine and gas wells used by our Salt segment for the production of various products; and 2) the contractual requirement to remove or dismantle certain leasehold improvements at the end of the lease term.

Asset Retirement
(in millions)	Obligations

Balance as of January 1, 2005	$14
Liabilities settled	—
Accretion expense	1
Currency effects	—
Revisions in estimated cash flows	(1)

Balance as of December 31, 2005	$14

Liabilities settled	(1)
Accretion expense	1
Currency effects	1
Revisions in estimated cash flows	—

Balance as of December 31, 2006	$15

Additions	1
Liabilities settled	—
Accretion expense	1
Currency effects	2
Revisions in estimated cash flows	—

Balance as of December 31, 2007	$19

The liability for certain asset retirement obligations cannot currently be measured as the retirement dates are not yet determinable. We will recognize the liability when sufficient information exists to estimate a range of potential dates.
Note 21: Earnings Per Share
The reconciliation from basic to diluted earnings per share from continuing operations is as follows:

	2007		2006		2005
(in millions, except per share amounts)	Diluted	Basic	Diluted	Basic	Diluted	Basic

Consolidated
Earnings from continuing operations	$660	$660	$755	$755	$616	$616
Earnings (loss) from discontinued operation	1	1	(20)	(20)	21	21

Net earnings	$661	$661	$735	$735	$637	$637

Average Equivalent Shares
Common stock outstanding	207.8	207.8	218.9	218.9	221.9	221.9
Employee compensation-related shares, including stock options(1)	3.2	—	2.3	—	2.0	—

Total average equivalent shares	211.0	207.8	221.2	218.9	223.9	221.9

Per-Share Amounts
Earnings from continuing operations	$3.12	$3.17	$3.41	$3.45	$2.75	$2.78
Earnings (loss) from discontinued operation	0.01	0.01	(0.09)	(0.09)	0.10	0.09

Net earnings per share	$3.13	$3.18	$3.32	$3.36	$2.85	$2.87

Note:

(1)	There were approximately zero shares, 0.7 million shares and 0.7 million shares in 2007, 2006 and 2005, respectively, attributable to stock options that were excluded from the calculation of diluted earnings per share as the exercise price of the stock options was greater than the average market price.
Note 22: Stockholders’ Equity
We have an employee stock ownership and savings plan (“the Savings Plan”) where eligible employees may contribute up to 50% of qualified before-tax pay and up to 19% of after-tax pay, subject to the annual limit set by the IRS. During 2005, 2006 and 2007, we matched the first 6% of the salary contributed at 60 cents on the dollar. In 2007, we announced an increase in the savings plan match from 60 cents on the dollar to a range of 75 cents on the dollar to dollar for dollar depending on the amount contributed. This change will be effective January 1, 2008. We provide for the Savings Plan matching contributions with common shares through a leveraged Employee Stock Ownership Plan (ESOP). We have elected to continue to account for the Savings Plan based on AICPA Statement of Position 76-3, “Accounting Practices for Certain Employee Stock Ownership Plans” as permitted by AICPA Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans.”
The ESOP purchased 18.9 million shares (split adjusted) of our common stock in 1990. The 18.9 million shares will decline over the 30-year life of the ESOP as shares are allocated to employee savings plan member accounts. We financed this purchase by borrowing $150 million at a 9.8% rate for 30 years, plus funds from other sources, which were loaned to the ESOP trust with payments guaranteed by us. The remaining balance of the guarantee as of December 31, 2007 is $104 million. The ESOP trust funds annual loan payments of $20 million, which include principal and interest, from interest earnings on cash balances and common dividends on shares not yet allocated to participants, common dividends on certain allocated shares and company cash contributions. Interest expense recorded by the ESOP trust related to annual loan payments totaled $14 million, $15 million and $15 million in 2007, 2006 and 2005, respectively.

Dividends paid on ESOP shares used as a source of funds for the ESOP financing obligation were $19 million, $18 million and $16 million, in 2007, 2006 and 2005, respectively. These dividends were recorded net of the related U.S. tax benefits. We contributed cash of $1 million, $2 million and $4 million in 2007, 2006 and 2005, respectively. The number of ESOP shares not allocated to plan members at December 31, 2007, 2006 and 2005 were 8.0 million, 8.6 million and 9.2 million, respectively. All shares not allocated to plan members are considered outstanding for purposes of computing basic and diluted EPS under AICPA Statement of Position 76-3.
We recorded compensation expense for the Savings Plan of $6 million annually in 2007, 2006 and 2005, respectively, for ESOP shares allocated to plan members. We expect to record annual compensation expense of approximately this amount over the next 13 years as the remaining $140 million of ESOP shares are allocated to plan members. The allocation of shares from the ESOP is expected to fund a substantial portion of our future obligation to match employees’ savings plan contributions as the market price of Rohm and Haas stock appreciates. However, if the stock price does not appreciate, we would need to make additional contributions.
Stockholders’ Rights Plan
In 2000, we adopted a stockholders’ rights plan under which the Board of Directors declared a dividend of one preferred stock purchase right (Right) for each outstanding share of our common stock held of record as of the close of business on November 3, 2000. The Rights initially are deemed to be attached to the common shares and detach and become exercisable only if (with certain exceptions and limitations) a person or group has obtained or attempts to obtain beneficial ownership of 15% or more of the outstanding shares of our common stock or is otherwise determined to be an “acquiring person” by the Board of Directors. Each Right, if and when it becomes exercisable, initially will entitle holders of the Rights to purchase one one-thousandth (subject to adjustment) of a share of Series A Junior Participating Preferred Stock for $150 per one one-thousandth of a Preferred Share, subject to adjustment. Each holder of a Right (other than the acquiring person) is entitled to receive a number of shares of our common stock with a market value equal to two times the exercise price, or $300. The Rights expire, unless earlier exercised or redeemed, on December 31, 2010.
Share Repurchase Program
In December 2004, our Board of Directors authorized the repurchase of up to $1 billion of our common stock through 2008, with the timing of the purchases depending on market conditions and other priorities for cash. During 2007, we used $462 million of available cash to repurchase 8.5 million of our outstanding shares, which essentially completed the $1 billion authorization. Over the life of this authorization, we have repurchased 20.2 million shares.
On July 16, 2007, our Board of Directors authorized the repurchase of up to another $2 billion of our common stock, the first $1 billion of which was financed with debt and the remainder to be funded from available cash through 2010. For the debt financed portion of this authorization, we entered into an accelerated share repurchase agreement (ASR) with Goldman, Sachs & Co. (Goldman Sachs) on September 10, 2007. Under the ASR, we paid $1 billion to Goldman Sachs and received approximately 16.2 million of shares of our common stock on September 11, 2007. During the succeeding five to nine-month period, Goldman Sachs is expected to purchase an equivalent number of shares under the terms of the ASR. At the end of the ASR’s term, which is expected to last no longer than nine months, we may receive from, or be required to pay to Goldman Sachs a price adjustment based upon the volume weighted-average price of our common stock during the period Goldman Sachs purchases the equivalent number of shares, less a discount. The price adjustment may be settled in shares of our common stock or cash, at our option. The price adjustment is accounted for as an equity instrument and changes in its fair value are not recorded. If the volume weighted-average price of our common stock price from September 10, 2007 through the end of the term of the repurchase agreement remains at the volume weighted-average price through December 31, 2007, then Goldman Sachs would owe us approximately 3.2 million additional shares.

Note 23: Share-Based Compensation Plans
We have various stock-based compensation plans for directors, executives and employees.
1999 Stock Plan
Under this plan, as amended in 2001 and 2004, we may grant as options or restricted stock up to 29 million shares of common stock with no more than 3 million of these shares granted to any employee as options over a five-year period. No more than 50% of the shares in this plan can be issued as restricted stock, which generally vest over five years. Awards under this plan may be granted to our employees and directors. Options granted under this plan in 2007, 2006 and 2005 were granted at the fair market value on the date of grant and generally vest over three years expiring within 10 years of the grant date. As of December 31, 2007, approximately 13.7 million shares were issuable under this plan.
Non-Employee Directors’ Stock Plans of 1997 and 2005
Under the 1997 Non-Employee Directors’ Stock Plan, directors receive half of their annual retainer in deferred stock. Each share of deferred stock represents the right to receive one share of our common stock upon leaving the board. Directors may also elect to defer all or part of their cash compensation into deferred stock. Annual compensation expense is recorded equal to the number of deferred stock shares awarded multiplied by the market value of our common stock on the date of award. Additionally, directors receive dividend equivalents on each share of deferred stock, payable in deferred stock, equal to the dividend paid on a share of common stock. As a result of provisions of the “American Jobs Creation Act of 2004,” enacted in November 2004, we replaced the Non-Employee Directors’ Stock Plan of 1997 with a new plan which was approved by the stockholders at the May 2005 Annual Meeting of Stockholders. The new plan has the provisions required by this legislation but otherwise has the same terms as the old plan.
Rohm and Haas Company Non-Qualified Savings Plan
Under this plan, as amended in 2005, employees above a certain level can add to their retirement savings by deferring compensation into the plan. We match 60% of participant’s contributions in an amount equal to 6% of the participant’s compensation in Rohm and Haas Stock Units that are rights to acquire shares of Rohm and Haas Company common stock. Participants can also make an irrevocable election to convert restricted stock on which restrictions are about to lapse into Rohm and Haas Stock Units. We do not match these elections. Due to the adoption of the “American Jobs Creation Act of 2004,” enacted in November 2004, we replaced the Rohm and Haas Company Non-Qualified Savings Plan with a new plan, which was approved by the stockholders at the May 2005 Annual Meeting of Stockholders. The new plan has the provisions required by this legislation but otherwise has the same terms as the old plan.
Share-Based Compensation Overview
The majority of our share-based compensation is granted in the form of restricted stock and restricted stock units (“restricted stock”), and non-qualified stock options. For the years ended December 31, 2007, 2006 and 2005, we recognized approximately $49 million, $48 million and $50 million, respectively, of pre-tax expense related to share-based compensation, and a related income tax benefit of $17 million, $16 million and $17 million, respectively. Approximately $8 million, $11 million and $6 million of the total expense was related to liability awards for the years ended December 31, 2007, 2006 and 2005, respectively. Approximately $7 million, $5 million, and zero in share-based liabilities were actually paid as of December 31, 2007, 2006, and 2005, respectively.
Of the total expense recorded in 2007, approximately $30 million was a component of selling and administrative expense, $10 million was a component of cost of sales, and $9 million was a component of research and development. The amount of compensation cost capitalized was not material.
During the first quarter of 2005, we became aware of a provision of SFAS No. 123, which resulted in an acceleration of our share-based compensation for retirement eligible employees where our plans provide for immediate vesting of share-based compensation upon their retirement. This resulted in a one-time adjustment recorded in 2005 of approximately $12 million pre-tax, which related to prior periods.
Effective January 1, 2006, we adopted the provisions of Statement of Financial Accounting Standards No. 123R (“SFAS No. 123R”), “Share-Based Payment.” SFAS No. 123R, which is a revision of FASB Statement No. 123 (“SFAS No. 123”), “Accounting for Stock-Based Compensation,” requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based upon their fair values. Because we adopted the fair value method of recording share-based compensation as defined in SFAS No. 123 on January 1, 2003, all options granted prior to January 1, 2003 were fully vested as of January 1, 2006. Therefore, the adoption of SFAS No. 123R did not materially impact our consolidated results of operations. However, we are required to comply with the following provisions of SFAS No. 123R, which also did not materially impact our consolidated results:
•	Forfeiture rate – SFAS No. 123R requires the recognition of expense only for awards that will eventually vest. The provision requires pre-vesting forfeitures to be estimated at the time of grant and modified, if necessary, if actual forfeitures differ from estimated forfeitures. Our forfeiture rates were based upon historical share-based compensation cancellations through December 31, 2006. The estimated forfeiture rates resulted in an immaterial adjustment to current unvested awards.
•	Tax benefits – SFAS No. 123R requires tax benefits resulting from share-based compensation in excess of compensation cost recognized to be classified as financing cash flows in the Consolidated Statements of Cash Flows. Prior to the adoption of SFAS No. 123R, tax benefits resulting from share-based compensation were classified as operating cash flows.
•	Tax windfall pool – SFAS No. 123R requires companies to calculate a cumulative pool of tax windfalls, offset by tax shortfalls, using historical data from the original implementation date of SFAS No. 123. We have calculated a tax windfall pool as of December 31, 2007; therefore, any future tax shortfalls related to share-based compensation should be charged against additional paid-in capital up to the amount of our windfall pool.
Stock Options
Our stock options generally vest over three years, with one-third vesting each year. We recognize expense for our stock options using the straight-line method over the requisite service period. Our options generally expire ten years after the grant date. The total value of compensation expense for stock options is equal to the fair value of the award on the grant date. We calculate the fair value of stock options utilizing the Black-Scholes option-pricing model. For the years ended December 31, 2007, 2006 and 2005, we recognized approximately $6 million, $8 million and $13 million, respectively, of pre-tax compensation expense in the Consolidated Statements of Operations for stock options, and a related income tax benefit of $2 million, $2 million and $4 million, respectively.
A summary of our stock options as of December 31, 2007, is presented below:

			Weighted-
			Average
		Weighted-	Remaining	Aggregate
	Shares	Average	Contractual	Intrinsic
	(000’s)	Exercise Price	Term	Value (000’s)

Outstanding at January 1, 2005	10,231	$35.30
Granted	705	48.60
Forfeited	(108)	40.03
Exercised	(2,404)	33.99

Outstanding at December 31, 2005	8,424	36.73
Granted	791	50.37
Forfeited	(97)	47.65
Exercised	(2,205)	34.16

Outstanding at December 31, 2006	6,913	38.96
Granted	448	52.72
Forfeited	(33)	44.60
Exercised	(1,283)	35.74		$24,442

Outstanding at December 31, 2007	6,045	40.63	5.05	$244,301

Options exercisable at December 31, 2007	4,942	$38.31	4.32	$189,329
As of December 31, 2007, 2006 and 2005, the weighted average per share fair value of options granted was $10.13, $12.73 and $13.84, respectively.

As of December 31, 2007, there was $5 million of unrecognized compensation cost related to unvested stock options, which is expected to be recognized over a weighted-average period of approximately 1.0 years.
The Black-Scholes option-pricing model was used to estimate the fair value for each grant made under the Rohm and Haas plan during the year. The following are the weighted-average assumptions used for all shares granted in the years indicated:

	2007	2006	2005

Volatility	22.10	28.83	30.47
Risk-free interest rate	4.47%	4.67%	4.08%
Dividend yield	3.50%	3.26%	1.83%
Expected life (in years)	6	6	5
•	The volatility rate is based upon the historical stock price over the expected life of the option.
•	The risk-free interest rate assumption is based upon observed interest rates appropriate for the expected life of the option.
•	The dividend yield rate was based upon historical information as well as estimated future dividend payouts.
•	The expected life is based upon the “simplified” method, which is defined in Staff Accounting Bulletin No. 107.
Restricted Stock
Our restricted stock primarily cliff-vests over three to five years. We recognize expense for our restricted stock using the straight-line method over the requisite service period. For retirement eligible participants, expense is recognized using the straight-line method over the period from the date of the grant until the participant becomes retirement eligible. The total value of compensation expense for restricted stock is equal to the average of the high and low price of Rohm and Haas Company shares on the date of grant. Total pre-tax compensation expense recognized in the Consolidated Statements of Operations for restricted stock was $30 million, $26 million and $29 million in the years ended December 31, 2007, 2006 and 2005, respectively.
A summary of our restricted stock as of December 31, 2007, is presented below:

		Weighted-
		Average Fair	Aggregate
		Value Per	Intrinsic Value
	Shares (000’s)	Share	(000’s)

Nonvested at January 1, 2005	1,954	$33.52
Granted	555	47.82
Forfeited	(92)	47.82
Vested	(218)	27.47

Nonvested at December 31, 2005	2,199	37.25
Granted	614	50.16
Forfeited	(130)	40.24
Vested	(133)	36.82

Nonvested at December 31, 2006	2,550	40.23
Granted	692	52.73
Forfeited	(148)	43.05
Vested	(166)	39.50	$8,779

Nonvested at December 31, 2007	2,928	$43.14

As of December 31, 2007, there was $46 million of unrecognized compensation cost related to unvested restricted stock, which is expected to be recognized over a weighted-average period of approximately 2.2 years.

Long-term Performance Share Plan (“LTPSP”)
We grant executives share-based liability awards (amounts settled in cash) and equity awards whose vesting is contingent upon meeting various performance goals, including return on net assets and our company stock performance against peers. We calculate the fair value of the market-based component of the equity award using a lattice model. Shares related to our long-term incentive plan vest over a period of 3 years. Total pre-tax compensation expense recognized in the Consolidated Statements of Operations for our LTPSP was $13 million, $14 million and $8 million for the years ended December 31, 2007, 2006 and 2005, respectively.
As of December 31, 2007, there was $14 million of total unrecognized compensation cost related to nonvested share-based compensation awards granted under our performance plan; that cost is expected to be recognized over a period of approximately 1.3 years.
Note 24: Accumulated Other Comprehensive Loss
The components of accumulated other comprehensive loss are as follows:

(in millions)	2007	2006	2005

Cumulative translation adjustments	$27	$10	$12
Minimum pension liability adjustments	—	—	(122)
Unrecognized losses and prior service cost, net, on pension and postretirement obligations	(209)	(330)	—
Net gain (loss) on derivative instruments	—	4	5

Accumulated other comprehensive loss	$(182)	$(316)	$(105)

Note 25: Leases
We lease certain properties and equipment used in our operations, primarily under operating leases. Most lease agreements require minimum lease payments plus a contingent rental based upon equipment usage and escalation factors. Total net rental expense incurred under operating leases amounted to $90 million, $81 million and $77 million in 2007, 2006 and 2005, respectively.
Total future minimum lease payments under the terms of non-cancelable operating leases are as follows:

Future
Minimum Lease
(in millions)	Payments

2008	$68
2009	49
2010	40
2011	29
2012	23
Note 26: Contingent Liabilities, Guarantees and Commitments
We are a party in various government enforcement and private actions associated with former waste disposal sites, many of which are on the U.S. Environmental Protection Agency’s (“EPA”) National Priority List, where remediation costs have been or may be incurred under the Federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) and similar state statutes. In some of these matters we may also be held responsible for alleged property damage. We have provided for future costs, on an undiscounted basis, at certain of these sites. We are also involved in corrective actions at some of our manufacturing facilities.
We consider a broad range of information when we determine the amount necessary for remediation accruals, including available facts about the waste site, existing and proposed remediation technology and the range of costs of applying those technologies, prior experience, government proposals for this or similar sites, the liability of other parties, the ability of other potentially responsible parties (“PRPs”) to pay costs apportioned to them and current laws and regulations. Accruals for estimated losses from environmental remediation obligations generally are recognized at the point during the remedial feasibility study when costs become probable and estimable. We do not accrue for legal costs expected to be incurred with a loss contingency. We assess the accruals quarterly and update these as additional technical and legal information becomes available. However, at certain sites, we are unable, due to a variety of factors, to assess and quantify the ultimate extent of our responsibility for study and remediation costs.
➢ Remediation Reserves and Reasonably Possible Amounts
Reserves for environmental remediation that we believe to be probable and estimable are recorded appropriately as current and long-term liabilities in the Consolidated Balance Sheets. These reserves include liabilities expected to be paid out within 10 years. The amounts charged to pre-tax earnings for environmental remediation and related charges are included in cost of goods sold and are presented below:

(in millions)	Balance

December 31, 2005	$147
Amounts charged to earnings	25
Amounts spent	(31)

December 31, 2006	$141
Amounts charged to earnings	37
Amounts spent	(28)

December 31, 2007	$150

In addition to accrued environmental liabilities, there are costs which have not met the definition of probable, and accordingly, are not recorded in the Consolidated Balance Sheets. Estimates for liabilities to be incurred between 11 to 30 years in the future are also considered only reasonably possible because the chance of a future event occurring is more than remote but less than probable. These loss contingencies are monitored regularly for a change in fact or circumstance that would require an accrual adjustment. We have identified reasonably possible loss contingencies related to environmental matters of approximately $124 million and $120 million at December 31, 2007 and December 31, 2006, respectively.
Further, we have identified other sites where future environmental remediation may be required, but these loss contingencies cannot be reasonably estimated at this time. These matters involve significant unresolved issues, including the number of parties found liable at each site and their ability to pay, the interpretation of applicable laws and regulations, the outcome of negotiations with regulatory authorities, and alternative methods of remediation.
Except as noted below, we believe that these matters, when ultimately resolved, which may be over an extended period of time, will not have a material adverse effect on our consolidated financial position, but could have a material adverse effect on consolidated results of operations or cash flows in any given period.
Our significant sites are described in more detail below.
➢ Wood-Ridge/Berry’s Creek
The Wood-Ridge, New Jersey site (“Site”), and Berry’s Creek, which runs past this Site, are areas of environmental significance to the Company. The Site is the location of a former mercury processing plant acquired many years ago by a company later acquired by Morton International, Inc. (“Morton”). Morton and Velsicol Chemical Corporation (“Velsicol”) have been held jointly and severally liable for the cost of remediation of the Site. The New Jersey Department of Environmental Protection (“NJDEP”) issued the Record of Decision documenting the clean-up requirements for the manufacturing site in October 2006. The Company has submitted a work plan to implement the remediation, and will enter into an agreement or an order to perform the work in the first half of 2008. The trust created by Velsicol will bear a portion of the cost of remediation, consistent with the bankruptcy trust agreement that established the trust. In addition, the Company is in discussions with approximately one dozen non-settling parties, including companies whose materials were processed at the manufacturing site, to resolve their share of the liability for a portion of the remediation costs. Our ultimate exposure at the Site will depend on clean-up costs and on the level of contribution from other parties.

With regard to Berry’s Creek, and the surrounding wetlands, the EPA has issued letters to over 150 PRPs for performance of a broad scope investigation of risks posed by contamination in Berry’s Creek. Performance of this study is expected to take at least six years to complete. The PRPs have formed a representative group of over 100 PRPs, and are negotiating a scope of work for the study and an Administrative Order to perform the work through common technical resources and counsel. It is not yet known how many parties will ultimately sign the Administrative Order. Today, there is much uncertainty as to what will be required to address Berry’s Creek, but investigation and clean-up costs, as well as potential resource damage assessments, could be very high and our share of these costs could possibly be material to the results of our operations, cash flows and consolidated financial position.
➢ Moss Point
During 1996, the EPA notified Morton of possible irregularities in water discharge monitoring reports filed by its Moss Point, Mississippi plant in early 1995. Morton investigated and identified other environmental issues at the plant. An agreement with the EPA, the Department of Justice and the State of Mississippi resolving these historical environmental issues received court approval in early 2001. The accruals established for this matter were sufficient to cover the costs of the settlement. All operations at this Moss Point facility have now been terminated. Environmental investigation and interim remedial measures are proceeding pursuant to the Court approved agreement.
In December 2002, a complaint was filed in Mississippi on behalf of over 700 plaintiffs against Morton, Rohm and Haas, among others, alleging personal injury and property damage caused by environmental contamination. In April 2005, this complaint was dismissed, without prejudice, with respect to all the plaintiffs. Similar complaints were filed in Mississippi on behalf of approximately 1,800 other plaintiffs; however, all but about 40 of these plaintiffs failed to comply with a court ruling that required plaintiffs to provide basic information on their claims to avoid dismissal. In April 2007, the Court issued several rulings in the Company’s favor including a ruling on a motion for partial summary judgment regarding chemicals in the wells of certain plaintiffs which the Court found resulted from the chlorination of the Moss Point Water System. The Court also granted the Company’s motion for sanctions against plaintiffs’ attorneys because there was no legal proof for 98 percent of the cases they had filed which were dismissed. In early January 2008, we reached an agreement to resolve the claims of the remaining plaintiffs (the owners of 33 separate properties) to avoid further litigation.
➢Paterson
We closed the former Morton plant at Paterson, New Jersey in December 2001, and are currently undertaking remediation of the site under New Jersey’s Industrial Site Recovery Act. We removed contaminated soil from the site and constructed an on-site remediation system for residual soil and groundwater contamination. Off-site investigation of contamination is ongoing.
➢ Martin Aaron Superfund Site
Rohm and Haas is a PRP at this Camden, New Jersey former drum recycling site. We are participating in a PRP group to address cost allocation and technical issues. U.S. EPA Region 2 issued a Record of Decision in 2005. The project is divided into two phases: Phase I will involve soil remediation and groundwater monitoring. Phase II will address groundwater remediation and institutional controls. Rohm and Haas and other PRPs have entered into a Consent Decree for performance of Phase I of the remedy. Additionally, the Consent Decree resolves the claims of the U.S. EPA and the claims of the NJDEP for past costs and natural resources damages.
➢ Groundwater Treatment and Monitoring
Major remediation for certain sites, such as Kramer, Whitmoyer, Woodlands and Goose Farm has been completed. We are continuing groundwater remediation and monitoring programs. Reserves for these costs have been established.
➢Manufacturing Sites
We also have accruals for enforcement and corrective action programs under environmental laws at several of our manufacturing sites. The more significant of these accruals for corrective action, in addition to those presented above, have been recorded for the following sites: Bristol, Pennsylvania; Philadelphia, Pennsylvania; Houston, Texas; Louisville, Kentucky; Ringwood, Illinois; Apizaco, Mexico; Jacarei, Brazil; Jarrow, U.K.; Lauterbourg, France; and Mozzanica, Italy. We are currently in negotiations with the U.S. EPA to resolve an enforcement matter at the Louisville plant.

Insurance Litigation
We have actively pursued lawsuits over insurance coverage for certain environmental liabilities. It is our practice to reflect environmental insurance recoveries in the results of operations for the quarter in which the litigation is resolved through settlement or other appropriate legal processes. These resolutions typically resolve coverage for both past and future environmental spending and involve the “buy back” of the policies and have been included in cost of goods sold. We settled with several of our insurance carriers and recorded pre-tax earnings of approximately $1 million, $9 million and $8 million for the years ended December 31, 2007, 2006 and 2005, respectively. In addition, litigation is pending regarding insurance coverage for certain Ringwood plant environmental lawsuits.
Self-Insurance
We maintain deductibles for general liability, business interruption and property damage to owned, leased and rented property. These deductibles could be material to our earnings, but they should not be material to our overall financial position. We carry substantial excess general liability, property and business interruption insurance above our deductibles. In addition, we meet all statutory requirements for automobile liability and workers’ compensation.
Other Litigation
In December 2006, the federal government sued Waste Management of Illinois, Morton and Rohm and Haas for $1 million in unreimbursed costs and interest for the H.O.D. landfill, a closed waste disposal site, owned and operated by Waste Management and a predecessor company, located in Antioch, Lake County, Illinois. This matter was settled in late 2007 and we expect the federal government will submit a consent decree for court approval in the near future.
In November 2006, a complaint was filed in the United States District Court for the Western District of Kentucky by individuals alleging that their persons or properties were invaded by particulate and air contaminants from the Louisville plant. The complaint seeks class action certification alleging that there are hundreds of potential plaintiffs residing in neighborhoods within two miles of the plant. We believe that this lawsuit is without merit.
In April 2006 and thereafter, lawsuits were filed against Rohm and Haas claiming that the Company’s Ringwood, Illinois plant contaminated groundwater and air that allegedly reached properties a mile south of the plant site. Also sued was the owner of a plant site neighboring our facility. An action brought in federal court in Philadelphia, Pennsylvania seeks certification of a class comprised of the owners and residents of about 500 homes in McCullom Lake Village, seeking medical monitoring and compensation for alleged property value diminution, among other things. In addition, lawsuits were filed in the Philadelphia Court of Common Pleas by twenty-two individuals who claim that contamination from the plants has resulted in tumors (primarily of the brain) and one individual whose claims relate to cirrhosis of the liver. We believe that these lawsuits are without merit.
Rohm and Haas, Minnesota Mining and Manufacturing Company (3M) and Hercules, Inc. have been engaged in remediation of the Woodland Sites (“Sites”), two waste disposal locations in the New Jersey Pinelands, under various NJDEP orders since the early 1990s. Remediation is complete at one site and substantially complete at the other. In February 2006, a lawsuit was filed in state court in Burlington County, New Jersey by the NJDEP and the Administrator of the New Jersey Spill Compensation Fund against these three companies and others for alleged natural resource damages relating to the Sites. In June 2006, after the lawsuit was served, the defendants filed a notice of removal of the action to the federal court in Camden, New Jersey. On July 5, 2007, the federal court remanded the case to state court. This lawsuit presents significant legal and public policy issues, including the fundamental issue of whether there are any “damages,” and the Company intends to defend it vigorously.
In January 2006 and thereafter, civil lawsuits were filed against Rohm and Haas and other chemical companies in U.S. federal court, alleging violation of antitrust laws in the production and sale of methyl methacrylate (“MMA”) and polymethylmethacrylates (“PMMA”). The various plaintiffs sought to represent a class of direct or indirect purchasers of MMA or PMMA in the United States from January 1, 1995 through December 31, 2003. The lawsuits referred to an investigation of certain chemical producers by the European Commission in which Rohm and Haas was not involved in any way. However, in September 2006, both the direct purchasers and the indirect purchasers filed amended complaints in which Rohm and Haas was not named as a defendant, and therefore the Company is no longer a party to these lawsuits. In addition, another United States complaint brought in late 2006 has been dismissed. Although Rohm and Haas remains a defendant in a similar lawsuit filed in Canada, we believe the Canadian lawsuit is without merit as to Rohm and Haas, and, if the Company is not dropped from the lawsuit, we intend to defend it vigorously.

In late January 2006, Morton Salt was served with a Grand Jury subpoena in connection with an investigation by the Department of Justice (“DOJ”) into possible antitrust law violations in the “industrial salt” business. On August 22, 2007, we received a letter from the DOJ advising that the documents we submitted as part of the investigation were being returned to us. This is the typical manner in which the DOJ signals that it is terminating its investigation, and neither Morton Salt nor any Morton Salt employee has been charged with or implicated in any wrongdoing. This matter is now closed.
On December 22, 2005, a federal judge in Indiana issued a decision purporting to grant a class of participants in the Rohm and Haas pension plan the right to a cost-of-living adjustment (“COLA”) as part of the retirement benefit for those who elect a lump sum benefit. The decision contravenes the plain language of the plan, which clearly and expressly excludes a discretionary COLA for participants who elect a lump sum benefit. On August 14, 2007, the Seventh Circuit Court of Appeals rendered a decision affirming the Indiana Federal District Court’s decision that participants in the Rohm and Haas Pension Plan who elected a lump sum benefit during a class period have the right to a COLA as part of their retirement benefit. We have petitioned the Supreme Court of the United States for a hearing. If this decision stands, the pension trust would be required to pay these COLA benefits and we will take appropriate steps to modify the plan to ensure pension expense will not increase. Due to the funded status of the Rohm and Haas Pension Plan, we do not believe we will have any requirement to currently fund our plan as a result of this decision.
In accordance with SFAS No. 5 “Accounting for Contingencies,” we have recorded a charge in the third quarter of $65 million ($42 million, after-tax) to recognize the estimated potential impact of this decision to our long term pension plan obligations. There are a number of issues yet to be addressed by the court, and were those issues to be decided against the Pension Plan, it is reasonably possible that we would need to record an additional charge of up to $25 million.
In August 2005, a class-action complaint seeking medical monitoring was filed in the Philadelphia Court of Common Pleas relating to brain cancer incidence among employees who worked at our Spring House, Pennsylvania research facility. In April 2006, the court dismissed this case as barred by Pennsylvania Workers’ Compensation Law and the dismissal was affirmed by the Superior Court in August 2007. An action filed by the plaintiff in the Commonwealth Court was also dismissed in June 2007, with the finding by the Court that Workers’ Compensation does not allow a class-action procedure but that the plaintiff could proceed with an individual worker’s compensation petition to have a determination of his claim. In addition, two separate actions filed on behalf of individuals in the Court of Common Pleas are now stayed pending the outcome of workers’ compensation proceedings. Our ongoing epidemiological studies have not found an association between anything in the Spring House workplace and brain cancer.
In February 2003, the United States Department of Justice and antitrust enforcement agencies in the European Union, Canada and Japan initiated investigations into possible antitrust violations in the plastics additives industry. In April 2006, we were notified that the grand jury investigation in the United States had been terminated and no further actions would be taken against any parties. In August 2006, Rohm and Haas was informed by the Canadian Competition Bureau that it was terminating its investigation having found insufficient evidence to warrant a referral to the Attorney General of Canada. In January 2007, we were advised that the European Commission has closed its impact modifier investigation. In May 2007, we erroneously believed that the European Commission had closed its heat stabilizer investigation as well but this portion of the Commission’s investigation is still open, although we have not been contacted since 2003. We previously reported that the Japanese Fair Trade Commission brought proceedings against named Japanese plastics additives producers but did not initiate action against Rohm and Haas and no further action is expected. Most of the criminal investigations initiated in February 2003 have now been terminated with no finding of any misconduct by the Company.
In civil litigation on plastics additives matters, we are a party to nine private federal court civil antitrust actions that have been consolidated in the U.S. District Court for the Eastern District of Pennsylvania, including one that originally had been filed in State Court in Ohio and another involving an individual direct purchaser claim that was filed in federal court in Ohio. These actions have been brought against Rohm and Haas and other producers of plastics additives products by direct purchasers of these products and seek civil damages as a result of alleged violations of the antitrust laws. The named plaintiffs in all but one of these actions are seeking to sue on behalf of all similarly situated purchasers of plastics additives products. Federal law provides that persons who have been injured by violations of Federal antitrust law may recover three times their actual damages plus attorneys’ fees. In the fall of 2006, the Court issued an order certifying six subclasses of direct purchasers premised on the types of plastics additives products that have been identified in the litigation. On April 9, 2007, the Third Circuit Court of Appeals agreed to hear an appeal from the

Court’s certification order. As a result of the appeal, the lower court has stayed indefinitely the consolidated direct purchaser cases. In addition, in August 2005, a new indirect purchaser class action antitrust complaint was filed in the U.S. District Court for the Eastern District of Pennsylvania, consolidating all but one of the indirect purchaser cases that previously had been filed in various state courts, including Tennessee, Vermont, Nebraska, Arizona, Kansas and Ohio. The Court has dismissed from the consolidated action the claims arising from the states of Nebraska, Kansas and Ohio, and allowed the claims from Arizona, Tennessee and Vermont to continue. Because of the significant effect that the decision of the Third Circuit on the appeal of class certification in the direct purchaser cases may have on the indirect purchaser class, the parties agreed to stay this case pending the outcome of the appeal. The only remaining state court indirect action is the one filed in California which is dormant. Our internal investigation has revealed no wrongdoing. We believe these cases are without merit as to Rohm and Haas.
As a result of the bankruptcy of asbestos producers, plaintiffs’ attorneys have focused on peripheral defendants, including our company, which had asbestos on its premises. Historically, these premises cases have been dismissed or settled for minimal amounts because of the minimal likelihood of exposure at our facilities. We have reserved amounts for premises asbestos cases that we currently believe are probable and estimable.
There are also pending lawsuits filed against Morton related to employee exposure to asbestos at a manufacturing facility in Weeks Island, Louisiana with additional lawsuits expected. We expect that most of these cases will be dismissed because they are barred under workers’ compensation laws. However, cases involving asbestos-caused malignancies may not be barred under Louisiana law. Subsequent to the Morton acquisition, we commissioned medical studies to estimate possible future claims and recorded accruals based on the results.
Morton has also been sued in connection with asbestos-related matters in the former Friction Division of the former Thiokol Corporation, which merged with Morton in 1982. Settlement amounts to date have been minimal and many cases have closed with no payment. We estimate that all costs associated with future Friction Division claims, including defense costs, will be well below our insurance limits.
We are also parties to litigation arising out of the ordinary conduct of our business. Recognizing the amounts reserved for such items and the uncertainty of the ultimate outcomes, it is our opinion that the resolution of all these pending lawsuits, investigations and claims will not have a material adverse effect, individually or in the aggregate, upon our results of operations, cash flows or consolidated financial position.
Indemnifications
In connection with the divestiture of several of our operating businesses, we have agreed to retain, and/or indemnify the purchaser against, certain liabilities of the divested business, including liabilities relating to defective products sold by the business or environmental contamination arising or taxes accrued prior to the date of the sale. Our indemnification obligations with respect to these liabilities may be indefinite as to duration and may or may not be subject to a deductible, minimum claim amount or cap. As such, it is not possible for us to predict the likelihood that a claim will be made or to make a reasonable estimate of the maximum potential loss or range of loss. No company assets are held as collateral for these indemnifications and no specific liabilities have been established for such guarantees.
Note 27: New Accounting Pronouncements
Non-controlling Interests
In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements,” which amends ARB No. 51. SFAS No. 160 establishes accounting and reporting standards that require that 1) non-controlling interests held by non-parent parties be clearly identified and presented in the consolidated statement of financial position within equity, separate from the parent’s equity and 2) the amount of consolidated net income attributable to the parent and to the non-controlling interest be clearly presented on the face of the consolidated statement of income. SFAS No. 160 also requires consistent reporting of any changes to the parent’s ownership while retaining a controlling financial interest, as well as specific guidelines over how to treat the deconsolidation of controlling interests and any applicable gains or losses. This statement will be effective for financial statements issued in 2009. We are currently assessing the impact to our Consolidated Financial Statements.

Business Combinations
In December 2007, the FASB issued SFAS No. 141R, “Business combinations” (“FAS 141R”), which replaces FAS 141. FAS 141R establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. We will be required to adopt FAS 141R on January 1, 2009. We are currently assessing the impact of FAS 141R on our Consolidated Financial Statements.
Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards
In November 2006 and in March 2007, the EITF met and issued EITF No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards,” in order to clarify the recognition of the income tax benefit received from dividends paid to employees holding equity-classified nonvested shares, equity-classified nonvested share units, or equity-classified nonvested share options charged to retained earnings. EITF No. 06-11 states that the income tax benefit received from dividends paid on equity-classified nonvested shares, equity-classified nonvested share units, or equity-classified nonvested share options should be charged to retained earnings, and should be recognized as an increase to additional paid-in capital. EITF No. 06-11 is to be applied prospectively to the income tax benefits on equity classified employee share-based payment awards that are declared in fiscal years beginning after September 15, 2007. We do not believe this will have a material impact to our Consolidated Financial Statements.
Fair Value Option for Financial Assets and Financial Liabilities
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” which provides companies with an option to report selected financial assets and liabilities at fair value in an attempt to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. This Statement is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. We do not anticipate electing the SFAS 159 option for our existing financial assets and liabilities and therefore do not expect the adoption of SFAS 159 to have any impact on our Consolidated Financial Statements.
Accounting for Planned Major Maintenance Activities
In September 2006, the FASB issued Staff Position (FSP) AUG AIR-1, which addresses the accounting for planned major maintenance activities. The FASB believes that the accrue-in-advance method of accounting for planned major maintenance activities results in the recognition of liabilities that do not meet the definition of a liability in FASB Concepts Statement No. 6, “Elements of Financial Statements,” because it causes the recognition of a liability in a period prior to the occurrence of the transaction or event obligating the entity. This FSP prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities in annual and interim financial reporting periods beginning January 1, 2007. We have adopted this FSP as of January 1, 2007 and it did not have a material impact to our Consolidated Financial Statements.
Fair Value Measurements
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. For financial assets and liabilities, SFAS No. 157 is effective for us beginning January 1, 2008. In February 2008, the FASB deferred the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) until January 1, 2009. We believe the impact will not require material modification of our fair value measurements and will be substantially limited to expanded disclosures in the notes to our Consolidated Financial Statements relating to those notes that currently have components measured at fair value. We will continue to assess the impact on our future financial statements.

Accounting for Uncertainty in Income Taxes
In July 2006, the FASB issued Financial Accounting Standards Board Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes.” FIN No. 48 is an interpretation of SFAS No. 109, “Accounting for Income Taxes.” FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in an enterprise’s tax return. This interpretation also provides guidance on the derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition of tax positions. The recognition threshold and measurement attribute is part of a two step tax position evaluation process prescribed in FIN No. 48. FIN No. 48 is effective after the beginning of an entity’s first fiscal year that begins after December 15, 2006. We have adopted FIN No. 48 as of January 1, 2007. The adoption resulted in a charge of $9 million recorded directly to retained earnings as a cumulative effect of an accounting change. See Note 7 for further discussion.
Note 28: Summarized Quarterly Data (unaudited)

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
(in millions, except per
share amounts)	2007	2006	2007	2006	2007	2006	2007	2006

Net sales	$2,160	$2,058	$2,190	$2,081	$2,204	$2,065	$2,343	$2,026
Gross profit	609	645	604	631	614	604	640	603
Provision for restructuring and asset impairments	(1)	4	11	—	18	6	—	17
Pension judgment	—	—	—	—	65	—	—	—
Net earnings from continuing operations	190	207	161	192	129	189	180	167
Net earnings	192	207	160	166	129	186	180	176
Basic earnings per share, in dollars:
From continuing operations	0.87	0.94	0.76	0.88	0.62	0.87	0.93	0.77
Net earnings	0.88	0.94	0.75	0.75	0.62	0.86	0.93	0.81
Diluted earnings per share, in dollars:
From continuing operations	0.86	0.93	0.75	0.87	0.61	0.86	0.91	0.76
Net earnings per share	0.87	0.93	0.74	0.75	0.61	0.85	0.91	0.80

Note 29: Subsequent Events
On January 15, 2008, we signed an agreement to acquire the FINNDISP division of OY Forcit AB, a Finnish paint emulsions operation, for approximately Euro 60 million (approximately US $85 million). Based in Hanko, Finland, this division of Forcit makes water-based emulsions used in the manufacture of paints and coatings, lacquers and adhesives in Northern Europe and the Commonwealth of Independent States (former Soviet Union). We expect to complete the transaction by the end of the first quarter of 2008, pending approval by regulatory authorities.
On January 17, 2008, our AgroFresh business and Syngenta AG announced the signing of a letter of intent to enter into an exclusive global strategic alliance to develop and commercialize Invinsa™ technology, a unique product for crop stress protection in field crops. Invinsa technology, a sprayable formulation of 1-methylcyclopropene (1-MCP), will be the first-ever product introduced into field crop markets to specifically protect crop yield during extended periods of high temperature, mild-to-moderate drought and other crop stresses.
On February 4, 2008, our Board of Directors declared a regular quarterly dividend of $0.37 per common share. This dividend will be payable on March 1, 2008 to shareholders of record at the close of business on February 15, 2008.

SCHEDULE II
ROHM AND HAAS COMPANY AND SUBSIDIARIES
Valuation and Qualifying Accounts for the years ended December 31, 2007, 2006, and 2005.
Bad Debts:

	Year Ended December 31,
(in millions)	2007	2006	2005

Deducted from Accounts Receivable –
Allowances for losses:
Balance at beginning of year	$40	$43	$49
Additions charged to earnings	5	6	8
Charge-offs, net of recoveries	(11)	(11)	(12)
Currency impact	2	2	(2)

Balance at end of year	$36	$40	$43

LIFO Reserve:

	Year Ended December 31,
(in millions)	2007	2006	2005

Deducted from Inventories –
Allowances for reserves:
Balance at beginning of year	$127	$120	$94
Additions charged to earnings	43	7	26

Balance at end of year	$170	$127	$120